EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

by and among

SCHAWK USA INC.

(“Buyer”)

and

LAGA, INC.

LIPSON ASSOCIATES, INC.

(individually a “Seller” and collectively, “Sellers”),

BRANDIMAGE-DESGRIPPES & LAGA,
BRANDIMAGE BELGIQUE HOLDING S.A. F/K/A
DESGRIPPES GOBE BRUXELLES S.A.,
DESGRIPPES GOBE GROUP (HK) LTD.,
DESGRIPPES (SHANGHAI) BRAND CONSULTING CO, LTD.,
DESGRIPPES GOBE GROUP (YUHAN HOESA),

(individually a “Foreign Subsidiary” and collectively, “Foreign Subsidiaries”)

DESIGN PARTNERS, LLC

(“Design Partners”)

and

MARK ANTHONY

and

JOHN HILBRICH

(individually a “Principal” and collectively “Principals”)

Dated September 15, 2011

Page

SECTION 1.	DEFINITIONS AND USAGE	1

1.1	DEFINITIONS	1

1.2	USAGE	13

SECTION 2.	SALE AND TRANSFER OF ASSETS; CLOSING	14

2.1	ASSETS TO BE SOLD	14

2.2	EXCLUDED ASSETS	15

2.3	CONSIDERATION	16

2.4	LIABILITIES	17

2.5	ALLOCATION	20

2.6	CLOSING	20

2.7	CLOSING OBLIGATIONS	20

2.8	POST-CLOSING ADJUSTMENTS; DETERMINATION OF ADJUSTMENT AMOUNT	22

2.9	CONSENTS	23

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF SELLERS AND DESIGN PARTNERS	24

3.1	ORGANIZATION AND GOOD STANDING	24

3.2	ENFORCEABILITY; AUTHORITY; NO CONFLICT	25

3.3	CAPITALIZATION	26

3.4	FINANCIAL REPORTS	26

3.5	BOOKS AND RECORDS	27

3.6	SUFFICIENCY OF ASSETS	27

3.7	DESCRIPTION OF OWNED REAL PROPERTY	27

3.8	DESCRIPTION OF LEASED REAL PROPERTY	27

3.9	TITLE TO ASSETS; ENCUMBRANCES	27

3.10	CONDITION OF FACILITIES	28

3.11	ACCOUNTS RECEIVABLE	28

3.12	MATERIALS AND SUPPLIES INVENTORIES	29

3.13	NO UNDISCLOSED LIABILITIES	29

i

(continued)

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3.14	TAXES	29

3.15	NO MATERIAL ADVERSE CHANGE	31

3.16	EMPLOYEE BENEFITS	31

3.17	COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS	35

3.18	LEGAL PROCEEDINGS; ORDERS	36

3.19	ABSENCE OF CERTAIN CHANGES AND EVENTS	37

3.20	CONTRACTS; NO DEFAULTS	38

3.21	INSURANCE	41

3.22	ENVIRONMENTAL MATTERS	42

3.23	EMPLOYEES	44

3.24	LABOR DISPUTES; COMPLIANCE	44

3.25	INTELLECTUAL PROPERTY ASSETS	45

3.26	COMPLIANCE WITH THE FOREIGN CORRUPT PRACTICES ACT AND EXPORT CONTROL AND ANTIBOYCOTT LAWS	47

3.27	RELATIONSHIPS WITH RELATED PERSONS	48

3.28	CUSTOMERS AND VENDORS	49

3.29	BROKERS OR FINDERS	49

3.30	DISCLOSURE	49

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF BUYER	50

4.1	ORGANIZATION AND GOOD STANDING	50

4.2	AUTHORITY; NO CONFLICT	50

4.3	CERTAIN PROCEEDINGS	50

4.4	BROKERS OR FINDERS	51

SECTION 5.	COVENANTS OF SELLERS PRIOR TO CLOSING	51

5.1	ACCESS AND INVESTIGATION	51

5.2	OPERATION OF THE BUSINESS	51

5.3	NEGATIVE COVENANT	52

5.4	REQUIRED APPROVALS	53

(continued)

Page

5.5	NOTIFICATION	53

5.6	NO NEGOTIATION	54

5.7	BEST EFFORTS	54

5.8	INTERIM FINANCIAL STATEMENTS	54

5.9	CHANGE OF NAME	54

5.10	PAYMENT OF LIABILITIES	54

SECTION 6.	COVENANTS OF BUYER PRIOR TO CLOSING	54

6.1	REQUIRED APPROVALS	54

6.2	BEST EFFORTS	55

SECTION 7.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE	55

7.1	ACCURACY OF REPRESENTATIONS	55

7.2	SELLERS’, FOREIGN SUBSIDIARIES’, DESIGN PARTNERS’ AND PRINCIPALS’ PERFORMANCE	55

7.3	CONSENTS	55

7.4	ADDITIONAL DOCUMENTS	56

7.5	NO PROCEEDINGS	56

7.6	NO CONFLICT	56

7.7	REAL PROPERTY LEASES	57

7.8	GOVERNMENTAL AUTHORIZATIONS	57

7.9	ENVIRONMENTAL REPORT	57

7.10	WARN ACT NOTICE PERIODS AND EMPLOYEES	57

7.11	ANCILLARY AGREEMENTS	57

7.12	ACCOUNT RELATIONSHIPS	57

7.13	FIXED AND OTHER ASSETS	58

SECTION 8.	CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE	58

8.1	ACCURACY OF REPRESENTATIONS	58

8.2	BUYER’S PERFORMANCE	58

(continued)

Page

8.3	CONSENTS	58

8.4	ADDITIONAL DOCUMENTS	58

8.5	NO INJUNCTION	59

SECTION 9.	TERMINATION	59

9.1	TERMINATION EVENTS	59

9.2	EFFECT OF TERMINATION	60

SECTION 10.	ADDITIONAL COVENANTS	60

10.1	EMPLOYEES AND EMPLOYEE BENEFITS	60

10.2	PAYMENT OF ALL TAXES RESULTING FROM SALE OF ASSETS BY SELLERS	63

10.3	PAYMENT OF OTHER RETAINED LIABILITIES	63

10.4	INTENTIONALLY OMITTED	64

10.5	REMOVING EXCLUDED ASSETS	64

10.6	REPORTS AND RETURNS	64

10.7	ASSISTANCE IN PROCEEDINGS	64

10.8	NONCOMPETITION, NONSOLICITATION AND NONDISPARAGEMENT	64

10.9	CUSTOMER AND OTHER BUSINESS RELATIONSHIPS	66

10.10	RETENTION OF AND ACCESS TO RECORDS	66

10.11	REPLACEMENT OF FIDUCIARIES AND OTHER REPRESENTATIVES	67

10.12	FURTHER ASSURANCES	67

SECTION 11.	INDEMNIFICATION; REMEDIES	67

11.1	SURVIVAL	67

11.2	INDEMNIFICATION AND REIMBURSEMENT BY SELLERS AND DESIGN PARTNERS	67

11.3	INDEMNIFICATION AND REIMBURSEMENT BY BUYER	68

11.4	LIMITATIONS ON AMOUNT—SELLERS AND DESIGN PARTNERS	69

11.5	LIMITATIONS ON AMOUNT—BUYER	69

(continued)

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11.6	TIME LIMITATIONS	69

11.7	ESCROW	70

11.8	THIRD-PARTY CLAIMS	70

11.9	OTHER CLAIMS	72

11.10	INDEMNIFICATION IN CASE OF STRICT LIABILITY OR INDEMNITEE NEGLIGENCE	72

11.11	MITIGATION	72

11.12	EXCLUSIVE REMEDY	72

SECTION 12.	GENERAL PROVISIONS	73

12.1	EXPENSES	73

12.2	PUBLIC ANNOUNCEMENTS	73

12.3	NOTICES	73

12.4	ARBITRATION	74

12.5	ENFORCEMENT OF AGREEMENT	74

12.6	WAIVER; REMEDIES CUMULATIVE	75

12.7	ENTIRE AGREEMENT AND MODIFICATION	75

12.8	DISCLOSURE LETTER AND EXHIBITS	75

12.9	ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS	76

12.10	SEVERABILITY	76

12.11	CONSTRUCTION	76

12.12	TIME OF ESSENCE	77

12.13	GOVERNING LAW	77

12.14	EXECUTION OF AGREEMENT	77

12.15	SELLERS’ AND DESIGN PARTNERS’ OBLIGATIONS	77

12.16	REPRESENTATIVE OF SELLERS AND DESIGN PARTNERS	77

v

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is dated as of September 15, 2011 (the “APA Effective Date”), by and among SCHAWK USA INC., a Delaware corporation (“Buyer” or “Schawk”); LAGA, INC. (d/b/a Brandimage Desgrippes & LAGA and herein “Brandimage” or “Seller Representative”), a Delaware corporation; LIPSON ASSOCIATES, INC., an Ohio corporation (“LAI” and together with Brandimage, individually a “Seller” and collectively “Sellers”); Brandimage-Desgrippes & LAGA, a French company (“LAGA Paris”), Brandimage Belgique Holdings S.A. f/k/a Desgrippes Gobe Bruxelles S.A., a Belgian company (“LAGA Brussels”), Desgrippes Gobe Group (HK) Ltd., a Hong Kong company (“LAGA Hong Kong”), Desgrippes (Shanghai) Brand Consulting Co, Ltd., a PRC company (“LAGA Shanghai”) and Desgrippes Gobe Group (Yuhan Hoesa), a Korean company (“LAGA Seoul” and together with LAGA Paris, LAGA Brussels, LAGA Hong Kong and LAGA Shanghai, individually a “Foreign Subsidiary” and collectively “Foreign Subsidiaries”); Design Partners, LLC, a Nevada limited liability company (“Design Partners”), Mark Anthony, a resident of Ontario, Canada (“Anthony”); and John Hilbrich, a resident of Illinois (“Hilbrich”) (Anthony and Hilbrich are referred to herein individually as a “Principal” and collectively as “Principals”).

RECITALS

A.           Principals (either directly or indirectly through the ownership of another entity) own all of the membership interests in Design Partners which in turn owns one hundred percent (100%) of the capital stock of Brandimage, which in turn directly owns one hundred percent (100%) of the capital stock of LAI, and LAI owns directly and indirectly all of the Foreign Subsidiaries in the percentages specified in Part A.

B.           Sellers desire to sell, and Buyer desires to purchase, the Assets of Sellers for the consideration and on the terms set forth in this Agreement.

The parties, intending to be legally bound, agree as follows:

Section 1.   Definitions and Usage

1.1   DEFINITIONS

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Accounts Receivable”—(a) all trade accounts receivable and other rights to payment from customers of Sellers and Foreign Subsidiaries and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Sellers and Foreign Subsidiaries, (b) all other accounts or notes receivable of Sellers and Foreign Subsidiaries and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Adjustment Amount”—the amount by which the Cash Portion of the Purchase Price is finally adjusted, upward or downward, if any, as determined in accordance with Section 2.8.

“APA Effective Date”—as defined in the first paragraph of this Agreement.

“Appurtenances”—all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Land, including all easements appurtenant to and for the benefit of any Land (a “Dominant Parcel”) for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

“Assets”—as defined in Section 2.1.

“Assumed Liabilities”—as defined in Section 2.4(a).

“Best Efforts”—the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a Material Adverse Change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

“Breach”—any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Bulk Sales Laws”—as defined in Section 5.10.

“Business”—the business and operations of Sellers and Foreign Subsidiaries; provided that the Business shall not include the Excluded Assets or the Retained Liabilities.

“Business Day”—any day other than (a) Saturday or Sunday or (b) any other day on which banks in Illinois are permitted or required to be closed.

“Buyer”—as defined in the first paragraph of this Agreement.

“Buyer Indemnified Persons”—as defined in Section 11.2.

“Cash”—all currency and/or legal tender of any nature and cash equivalents, in all cases and purposes for this Agreement measured in US Dollar denominations based upon The Wall Street Journal exchange rate published at the measurement date in question.

“Closing”—as defined in Section 2.6.

“Closing Date”—the date on which the Closing actually takes place.

“COBRA”—as defined in Section 3.16(f).

“Code”—the Internal Revenue Code of 1986.

“Confidential Information”—as defined in Section 10.8(b).

“Consent”—any approval, consent, ratification, waiver or other authorization.

“Consulting Agreement”—as defined in Section 2.7(a)(vi).

“Contemplated Transactions”—all of the transactions contemplated by this Agreement.

“Contract”—any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding, including those Contracts specified in Section 3.19(a).

“Copyrights”—as defined in Section 3.25(a)(iii).

“Damages”—as defined in Section 11.2.

“Design Partners”—as defined in the first paragraph of this Agreement.

“Disclosure Letter”—the disclosure letter delivered by Sellers, Foreign Subsidiaries and Design Partners to Buyer concurrently with the execution and delivery of this Agreement.

“Effective Time”—the time at which the Closing is consummated.

“Employee Plans”—as defined in Section 3.16(a).

“Encumbrance”—any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environment”—soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities”—any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

(a)           any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

(b)           any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

(c)           financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)           any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

“Environmental Law”—any Legal Requirement that requires or relates to:

(a)           advising appropriate authorities, employees or the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)           preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

(c)           reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;

(d)           assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)           protecting resources, species or ecological amenities;

(f)           reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

(g)           cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such cleanup or prevention; or

(h)           making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA”—the Employee Retirement Income Security Act of 1974.

“Escrow Agent”—PNC Bank, N.A. — “Escrow Services.”.

“Escrow Agreement”—as defined in Section 2.7(a)(vii).

“Escrow Amount”—Four Million Dollars ($4,000,000).

“Estimated Net Working Capital”—the Net Working Capital, as set forth on the Estimated Working Capital Schedule.

“Estimated Working Capital Schedule”—the draft schedule of the Net Working Capital as of the Closing Date, prepared and delivered in good faith by Sellers three (3) days prior to the Closing in accordance with the Net Working Capital Calculation Formula.

“Exchange Act”—the Securities Exchange Act of 1934.

“Excluded Assets”—as defined in Section 2.2.

“Facilities”—any real property, leasehold or other interest in real property currently owned or operated by any Seller or any Foreign Subsidiary, including the Tangible Personal Property used or operated by any Seller or Foreign Subsidiary at the respective locations of the Real Property specified in Section 3.7 or 3.8.  Notwithstanding the foregoing, for purposes of the definitions of “Hazardous Activity” and “Remedial Action” and Section 3.22, “Facilities” shall mean any real property, leasehold or other interest in real property currently or formerly owned or operated by a Seller or a Foreign Subsidiary, including the Tangible Personal Property used or operated by such Seller at the respective locations of the Real Property specified in Section 3.7 or 3.8.

“Film and Digitized Information Files”—all film files, digitized information files and related computer software owned by any Seller.

“Final Net Working Capital”—Net Working Capital as of the Closing Date as determined in accordance with and specified on the Final Working Capital Schedule.

“Final Working Capital Schedule”—the schedule of the Final Net Working Capital as of the Closing Date, which shall be in the same format as the Estimated Working Capital Schedule and will include a calculation of the Net Working Capital, as finally agreed to or otherwise determined by operation of Section 2.8 and the Working Capital Deficit or Working Capital Surplus, if any.

“Financial Reports”—as defined in Section 3.4.

“Foreign Subsidiaries” or “Foreign Subsidiary”—all or each of the non-United States of America chartered legal entities listed on Part A.

“Foreign Subsidiaries’ Cash Balance”—all Cash in accounts and reported on hand at Foreign Subsidiaries at the measurement date in question.

“GAAP”—generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Statement of Assets and Liabilities and the other Financial Reports were prepared.

“GAAP Exceptions”—the exceptions to GAAP and/or the accounting principles and methods of Sellers and Foreign Subsidiary which modify or interpret GAAP, all as set forth on Exhibit 3.4.

“Governing Documents”—with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws or foreign equivalent; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership,  the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles or certificate of organization and operating agreement or foreign equivalent; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization”—any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body”—any:

(a)           nation, state, county, city, town, borough, village, district or other jurisdiction;

(b)           federal, state, local, municipal, foreign or other government;

(c)           governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(d)           multinational organization or body;

(e)           body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(f)           official of any of the foregoing.

“Ground Lease”—any long-term lease of land in which most of the rights and benefits comprising ownership of the land and the improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof.

“Ground Lease Property”—any land, improvements and Appurtenances subject to a Ground Lease in favor of any Seller or any Foreign Subsidiary.

“Hazardous Activity”—the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities.

“Hazardous Material”—any substance, material or waste which is or will foreseeably be regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“HSR Act”—the Hart-Scott-Rodino Antitrust Improvements Act.

“Improvements”—all buildings, structures, fixtures and improvements located on the Land or included in the Assets, including those under construction.

“Indemnified Person”—as defined in Section 11.8.

“Indemnifying Person”—as defined in Section 11.8.

“Initial Cash Payment”—as defined in Section 2.3.

“Intellectual Property Assets”—as defined in Section 3.25(a).

“IRS”—the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge”—an individual will be deemed to have Knowledge of a particular fact or other matter if:

(a)           that individual is actually aware of that fact or matter; or

(b)           a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement; provided that this paragraph (b) shall only be deemed to apply to that portion of the Business conducted in the United States of America and shall not be deemed to apply to the business and operations of the Foreign Subsidiaries.

A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.

“Land”—all parcels and tracts of land in which any Seller or Foreign Subsidiary has an ownership interest.

“Lease”—any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which any Seller or any Foreign Subsidiary is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

“Legal Requirement”—any federal, state, local, municipal, foreign, international, multinational or other constitutional, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Liability”—with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Marks”—as defined in Section 3.25(a)(i).

“Material Adverse Effect” or “Material Adverse Change”—with respect to any occurrence, incident, action, failure to act, event, change or effect that is or could reasonably be expected to be, materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, results of operations, or prospects of the Business, taken as a whole, or to the enforcement of this Agreement and any agreement contemplated herein, except changes or any effect resulting from (a) the announcement or other disclosure of this Agreement, (b) changes in general business and/or economic conditions, hostilities involving the United States or in general financial market conditions; (c) any changes in Laws directly or indirectly affecting the Buyer, any Seller or any Foreign Subsidiary; and (d) general developments affecting the industry in which any Seller or any Foreign Subsidiary competes.

“Material” or “Materially”—as used in connection with events, contingencies, claims or other matters (or a series of related such matters) expressly relating in the Agreement to any particular asset of Sellers or the Business as a whole as the case may be, shall mean such matters as a reasonably prudent investor would consider important (either, individually, or when considering the collective effect of all such matters) in deciding whether to purchase the Assets, as a whole, Sellers, or the Business on the terms provided herein.

“Material Consents”—as defined in Section 7.3.

“Materials and Supplies Inventories”—all inventories of Sellers, wherever located, and of all materials and supplies to be used or consumed by Sellers in the production of finished goods.

“Net Working Capital”—the current assets (other than Cash) included in the definition of Assets, less the current liabilities of Sellers and the Foreign Subsidiaries as of the close of business on the relevant measurement date, prepared in accordance with the Net Working Capital

Formula.  For purposes of clarity, current liabilities shall specifically exclude any Retained Liabilities.

“Net Working Capital Calculation Formula”—the formula utilized in determining each of the Target Net Working Capital, Estimated Net Working Capital, and the Final Net Working Capital as set forth on Exhibit 2.8.

“Occupational Safety and Health Law”—any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order”—any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business”—an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

(a)           is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

(b)           does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

(c)           is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Part”—a part or section of the Disclosure Letter.

“Patents”—as defined in Section 3.25(a)(ii).

“Permitted Encumbrances”—as defined in Section 3.9(b).

“Person”—an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Preliminary Adjustment Amount”—the difference, positive or negative, between the Target Net Working Capital and the Estimated Net Working Capital.

“Principal(s)”—John Hilbrich and Mark Anthony (individually a “Principal” and collectively, “Principals”).

“Proceeding”—any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal,

whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Proscribed Business”—the strategic design business performed for the Retail, Pharmaceuticals, Consumer Packaged Goods and Technology industries.  Such business shall include a go to market strategy like or similar to the type of work and business being performed and operated by Schawk and its Anthem division and the Business as of the Effective Time.  Such work and business includes providing goods and services related to strategy, creative, design, structural, digital and premedia for branding and packaging as historically conducted by Schawk or the Business.  Notwithstanding the foregoing, Proscribed Business shall not include traditional advertising agency and promotional service, or internet strategy, online communications strategy, online advertising, internet marketing and communications.

“Purchase Price”—as defined in Section 2.3.

“Real Property”—the Land and Improvements and all Appurtenances thereto and any Ground Lease Property.

“Real Property Lease”—any Ground Lease or Space Lease.

“Record”—information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Person”—

(a)           With respect to a particular individual:

(i)           each other member of such individual’s family;

(ii)           any Person that is directly or indirectly controlled by one or more members of such individual’s family;

(iii)           any Person in which members of such individual’s family hold (individually or in the aggregate) a Material Interest; and

(iv)           any Person with respect to which one or more members of such individual’s family serve as directors, officers, partners, executors or trustees (or in a similar capacity).

(b)           With respect to a specified Person other than an individual:

(i)           any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(ii)           any Person that holds a Material Interest in such specified Person;

(ii)           each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(iv)           any Person in which such specified Person holds a Material Interest; and

(v)           any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the first degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Release”—any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Remedial Action”—all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or  (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

“Representative”—with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Retained Liabilities”—as defined in Section 2.4(b).

“SEC”—the United States Securities and Exchange Commission.

“Securities Act”—as defined in Section 3.3.

“Seller” and “Sellers”—as defined in the first paragraph of this Agreement.

“Seller Contract”—with respect to each Seller and each Foreign Subsidiary, any Contract (a) under which any Seller or any Foreign Subsidiary has acquired or may acquire any rights or benefits; (b) under which any Seller or any Foreign Subsidiary has or may become subject to any obligation or liability; or (c) by which any Seller or any Foreign Subsidiary or any of the assets owned or used by such Seller or such Foreign Subsidiary is or may become bound.

“Software”—all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Space Lease”—any lease or rental agreement pertaining to the occupancy of any improved space on any Land.

“Statement of Assets and Liabilities”—as defined in Section 3.4.

“Subsidiary”—with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Tangible Personal Property”—all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased by any Seller or any Foreign Subsidiary (wherever located and whether or not carried on such Seller’s or such Foreign Subsidiary’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Target Net Working Capital”—an amount specified in and/or derived from application of the Net Working Capital Calculation Formula.

“Tax”—any income, gross receipts, license, payroll, employment, excise, escheat or unclaimed property, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Return”—any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party”—a Person that is not a party to this Agreement.

“Third-Party Claim”—any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Threat of Release”—a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Transfer, Assignment, Bill of Sale and Assumption Agreement”—as defined in Section 2.7(a)(i).

“WARN Act”—as defined in Section 3.23(d).

“WIP”—work-in-process for customers that has a reasonably certain likelihood to become a completed project in respect of which an Account Receivable will be generated upon such completion, including, but not limited to, unbilled receivables on the Statement of Assets and Liabilities.

“Working Capital Deficit”—the amount, if any, by which the Final Net Working Capital reflected on the Final Working Capital Schedule is less than the Estimated Net Working Capital applying the Net Working Capital Calculation Formula.

“Working Capital Surplus”—the amount, if any, by which the Final Net Working Capital reflected on the Final Working Capital Schedule is more than the Estimated Net Working Capital, applying the Net Working Capital Calculation Formula.

1.2   USAGE

(a)   Interpretation.  In this Agreement, unless a clear contrary intention appears:

(i)   the singular number includes the plural number and vice versa;

(ii)   reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)   reference to any gender includes each other gender;

(iv)   reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)   reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)   “hereunder,” “hereof,” “hereto,”  and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii)   “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)   “or” is used in the inclusive sense of “and/or”;

(ix)   with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x)   references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)   Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c)   Legal Representation of the Parties.  This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

Section 2.   Sale and Transfer of Assets; Closing

2.1   ASSETS TO BE SOLD

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, each Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Sellers, free and clear of any Encumbrances other than Permitted Encumbrances, all of Sellers’ right, title and interest in and to all of each Seller’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including the following (but excluding the Excluded Assets):

(a)   all ownership interests (whether in the form of shares or other equity interests) in each of the Foreign Subsidiaries all as more particularly expressed in Part A;

(b)   all Real Property, including the Real Property described in Part 3.8;

(c)   all Tangible Personal Property, including those items described in Part 2.1(b);

(d)   all Materials and Supplies Inventories and all Film and Digitized Information Files;

(e)   all Accounts Receivable and WIP;

(f)   all Seller Contracts, including those listed in Part 3.20(a), and all outstanding offers or solicitations made by or to any Seller to enter into any Contract;

(g)   all Governmental Authorizations related to the Business and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, including those listed in Part 3.17(b);

(h)   all data and Records related to the operations of the Business by Sellers, including client and customer lists and Records, referral sources, research and development reports  and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, customer accounts, pricing and quotation records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records and other Records described in Section 2.2(g);

(i)   all of the intangible rights and property of Sellers, including Intellectual Property Assets, going concern value, goodwill, telephone, telecopy and e-mail addresses  and listings and those items listed in Parts 3.25(e), (f) and (h);

(j)   all insurance benefits, including rights and proceeds, but only to the extent arising from or relating to the Assets or the Assumed Liabilities prior to the Effective Time, unless expended in accordance with this Agreement;

(k)   all claims of any Seller against third parties but only to the extent arising from or relating to the Assets or the Assumed Liabilities, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed in Part 2.1(j);

(l)   all rights of any Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof that are not listed in Part 2.2(d) and that are not excluded under Section 2.2(g) but only to the extent arising from or relating to the Assets or the Assumed Liabilities;

(m)   all Cash on hand and bank accounts of Foreign Subsidiaries at Closing; and

(n)   all rights in connection with, and assets of, any non-US Employee Plans.

All of the property, rights and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.”

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).

2.2   EXCLUDED ASSETS

Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following property, rights and assets of Sellers (collectively, the “Excluded

Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Sellers after the Closing:

(a)   all Cash, cash equivalents and short-term investments (other than Cash on hand and in the bank accounts of Foreign Subsidiaries);

(b)   all minute books, stock Records, historic computer server based corporate data and e-mail communications of Sellers’ executive officers and Board of Directors pertaining to corporate, financial and tax matters and all Records solely pertaining to Retained Liabilities and corporate seals;

(c)   the shares of capital stock (or equivalent) of any Seller held in treasury;

(d)   those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof related to other Excluded Assets and/or Retained Liabilities, including those listed in Part 2.2(d);

(e)   all insurance policies and rights thereunder (except to the extent specified in Part 2.1(i) and (j)) but only to the extent related to or arising out of the Excluded Assets or the Retained Liabilities;

(f)   all personnel Records and other Records pertaining solely to Excluded Assets and Retained Liabilities that Seller is required by law to retain in its possession;

(g)   all claims for refund of Taxes and other governmental charges of whatever nature;

(h)   all rights in connection with and assets of the Employee Plans;

(i)   all rights of Sellers under this Agreement, the Transfer, Assignment, Bill of Sale and Assumption Agreement and the Escrow Agreement;

(j)   all claims of Sellers or any Foreign Subsidiaries against third parties arising from or relating in any manner to Excluded Assets and/or Excluded Liabilities; and

(k)   the property and assets expressly designated in Part 2.2(k).

2.3   CONSIDERATION

The consideration for the Assets (the “Purchase Price”) will be (a) Twenty-Five Million Dollars ($25,000,000) (the “Cash Portion”) plus or minus the Adjustment Amount and (b) the assumption of the Assumed Liabilities.  In accordance with Section 2.7(b), at the Closing, the Purchase Price, prior and subject to adjustment on account of the Preliminary Adjustment Amount, shall be delivered by Buyer to Seller as follows: (a) Twenty-One Million Dollars ($21,000,000) (the “Initial Cash Payment”) by wire transfer to an account or accounts as specified by Seller Representative which specification will be made at least three (3) days prior to the Closing Date; (b) Four Million Dollars ($4,000,000) paid to Escrow Agent pursuant to the Escrow Agreement; and (c) the balance of the Purchase Price by the execution and delivery of the Assignment, Bill of Sale and Assumption Agreement.  The Preliminary Adjustment Amount shall be subtracted or added to the Initial Cash Payment, as appropriate, if negative or positive respectively.  The Escrow Agreement shall provide, inter alia, that one-half (1/2) of the Escrow Amount (less any amount disbursed pursuant to Section 2.8 or any amount disbursed or reserved for disbursement pursuant to Section 11) shall be released on the first anniversary date of the Closing Date and that any remaining Escrow Amount (net of disbursements and amounts reserved for disputed items) shall be released on the second anniversary of the Closing Date.  Buyer agrees to discuss, in good faith, with Sellers a reduction in the Escrow Amount to Two Million Dollars ($2,000,000) and the Indemnification Cap to $2,500,000 prior to Closing as a result of Buyer’s due diligence investigation but shall not be obligated to agree to any such reduction.

2.4   LIABILITIES

(a)   Assumed Liabilities.  On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge only the following Liabilities of Sellers (the “Assumed Liabilities”):

(i)   any trade account payable reflected on the Interim Statement of Assets and Liabilities (other than a trade account payable to a Related Person of a Seller) that remains unpaid at and is not delinquent as of the Effective Time;

(ii)   any trade account payable (other than a trade account payable to a Related Person of a Seller) incurred by a Seller in the Ordinary Course of Business between the date of the Interim Statement of Assets and Liabilities and the Effective Time that remains unpaid as of the Effective Time and is included in the Estimated Net Working Capital;

(iii)   any Liability to Sellers’ and Foreign Subsidiaries’ customers incurred by a Seller or a Foreign Subsidiary in the Ordinary Course of Business for orders outstanding as of the Effective Time reflected on Sellers’ or Foreign Subsidiaries’ books (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time);

(iv)   any Liability to Sellers’ or Foreign Subsidiaries’ customers in the Ordinary Course or under any customer mandated warranty agreements or arrangements in the forms disclosed in Part 2.4(a)(iv) given by a Seller or a Foreign Subsidiary to its customers in the Ordinary Course of Business prior to the Effective Time (except to the extent any Liability arises out of or relates to a Breach that occurred prior to the Effective Time);

(v)   any Liability arising after the Effective Time under the Seller Contracts described in Part 3.20(a) (other than any Liability arising under the Seller Contracts described on Exhibit 2.4(a)(v) or to the extent arising out of or relating to a Breach that occurred prior to the Effective Time).  Buyer acknowledges that Part 3.20(a) may contain a generic reference to Seller Contracts of Foreign Subsidiaries entered into in the Ordinary Course of Business so long as the dollar equivalent if any such Seller

Contract does not exceed One Hundred Fifty Thousand Dollars ($150,000).  At Closing, Buyer shall be deemed to have assumed all such Seller Contracts;

(vi)   any Liability of any Seller or any Foreign Subsidiary arising after the Effective Time under any Seller Contract included in the Assets that is entered into by a Seller or a Foreign Subsidiary after the APA Effective Date in accordance with the provisions of this Agreement (other than any Liability to the extent arising out of or relating to a Breach that occurred prior to the Effective Time);

(vii)   accrued vacation pay and other accrued benefits owed to employees of the Business;

(viii)   current accrued payroll and payroll taxes (including federal, state and local) with respect to employees of the Business for the then outstanding pay period straddling the Effective Time to the extent included in the Estimated Net Working Capital forward;

(ix)   deferred revenue (to the extent included on the Final Working Capital Schedule);

(x)   any Liability of any Seller or any Foreign Subsidiary described in Part 2.4(a)(x);

(xi)   all Liabilities of the Foreign Subsidiaries of every nature whatsoever arising after the Effective Time; except to the extent specifically included in the Retained Liabilities;

(xii)   all Liabilities associated with Buyer’s operation of the Business or ownership of the Assets arising on and after the Effective Time; and

(xiii)   all Liabilities associated with the termination or retirement of any Hired Active Employee after the Effective Time.

(b)   Retained Liabilities.  The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by each of the Sellers, respectively, or, with respect to Liabilities of the Foreign Subsidiaries, paid prior to the Effective Time.  “Retained Liabilities” shall mean every Liability of any Seller or any Foreign Subsidiary other than the Assumed Liabilities, including:

(i)   any Liability arising out of or relating to products of any Seller or Foreign Subsidiary to the extent manufactured or sold prior to the Effective Time other than to the extent assumed under Section 2.4(a)(iii), (iv) or (v);

(ii)   any Liability under any Contract assumed by Buyer pursuant to Section 2.4(a) or under a Contract of a Foreign Subsidiary that arises after the Effective Time to the extent such Liability arises out of or relates to any Breach that occurred prior to the Effective Time;

(iii)   any Liability for Taxes, including (A) any Taxes arising as a result of Seller’s operation of its business or ownership of the Assets prior to the Effective Time (except to the extent assumed under Section 2.4(c)(viii)), (B) any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement and (C) any deferred Taxes of any nature;

(iv)   any Liability under any Contract not assumed by Buyer under Section 2.4(a) or under any Contract of any Foreign Subsidiary not identified on Part 3.20(a) or, including any Liability arising out of or relating to Sellers’ or Foreign Subsidiaries’ credit facilities or any security interest related thereto;

(v)   any Environmental, Health and Safety Liabilities arising out of or relating to the operation of the Business prior to the Effective Time or Seller’s or any Foreign Subsidiary’s leasing, ownership or operation of real property prior to the Effective Time;

(vi)   all Liabilities of Sellers or Foreign Subsidiaries, including, without limitation, accrued and/or, if applicable, deferred taxes (except as otherwise provided in Section 2.4 above in respect to current accrued payroll taxes), costs, expenses or liabilities arising out of or related to terminated Employee Plans or Employee Plans in the process of being terminated, indebtedness for borrowed money (including any interest thereof), obligations under capital leases, all other long-term liabilities and current portions thereof and all unfunded pension liabilities;

(vii)   any Liability under the Employee Plans or relating to workers’ compensation (measured on a claims made basis), unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Sellers’ or Foreign Subsidiaries’ employees or former employees or both except to the extent arising after the Effective Time as a part of Buyer’s operation of the Business;

(viii)   any Liability under any employment, severance, retention or termination agreement with any employee of any Seller;

(ix)   any Liability arising out of or relating to any employee grievance for any matters occurring prior to the Effective Time whether or not the affected employees of Seller or Foreign Subsidiaries are hired by Buyer;

(x)   any Liability of any Seller or any Foreign Subsidiary to any Related Person of any Seller;

(xi)   any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of any Seller or any Foreign Subsidiary;

(xii)   any Liability to distribute to any of any Seller’s or any Foreign Subsidiary’s shareholders or other equity holders or otherwise apply all or any part of the consideration received hereunder;

(xiii)   any Liability of any Seller or any Foreign Subsidiary arising out of any Proceeding pending as of the Effective Time;

(xiv)   any Liability of any Seller or any Foreign Subsidiary arising out of any Proceeding commenced after the Effective Time and to the extent arising out of or relating to any occurrence or event happening prior to the Effective Time;

(xv)   any Liability arising out of or resulting from any Seller’s or any Foreign Subsidiary’s compliance or noncompliance with any Legal Requirement or Order of any Governmental Body;

(xvi)   any Liability of any Seller under this Agreement or any other document executed in connection with the Contemplated Transactions; and

(xvii)   any Liability of any Seller based upon any Seller’s acts or omissions occurring after the Effective Time.

2.5   ALLOCATION

The Purchase Price shall be allocated among the Assets and the covenant not to compete contained in Section 10.8 hereof as set forth on Exhibit 2.5 hereto.  Exhibit 2.5 shall be completed and based upon a valuation of the Purchased Assets completed by Duff and Phelps Ltd. (at Buyer’s expense) after the Closing Date, subject to Sellers’ and UHY, LLP’s acceptance and agreement to such allocation.  In the event that Sellers dispute the asset allocation as proposed by Duff & Phelps Ltd., then any such dispute shall be resolved (and the cost of such resolution shall be allocated among the parties) pursuant to the dispute resolution provisions of Section 2.8.  The parties agree that the allocations to be set forth in Exhibit 2.5 shall be used by them and respected for all purposes, including income tax purposes if in conformance with the rules and regulations of the Code and that the parties shall follow such allocation for all reporting purposes.  The parties shall file IRS Form 8954 and make such other filings as legally required.

2.6   CLOSING

The closing (“Closing”) of the transactions contemplated hereby shall take place on a date mutually agreed to by Sellers and Buyer, not later than October 1, 2011, with an effective date of 12:01 a.m. (Chicago time) October 1, 2011, at such place as may be mutually agreed to by Sellers and Buyer.

2.7   CLOSING OBLIGATIONS

In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)   Sellers shall deliver to Buyer, together with funds sufficient to pay all Taxes necessary for the transfer, filing or recording thereof:

(i)   a Transfer, Assignment, Bill of Sale and Assumption Agreement of all of the Assets that are intangible personal property in the form of Exhibit 2.7(a)(i),

executed by Seller which Transfer, Assignment, Bill of Sale and Assumption Agreement shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Transfer, Assignment, Bill of Sale and Assumption Agreement”);

(ii)   for each interest in Real Property identified on Part 3.8, an Assignment and Assumption of Lease in the form of Exhibit 2.7(a)(ii) or such other appropriate document or instrument of transfer, as the case may require, each in form and substance satisfactory to the parties and their counsel and executed by Sellers;

(iii)   assignments of all Intellectual Property Assets and separate assignments of all registered Marks, Patents and Copyrights in the form of Exhibit 2.7(a)(iii) executed by Sellers;

(iv)   such other deeds, bills of sale, assignments, stock or membership certificates, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, including an assignment of ownership interests in each Foreign Subsidiary to the extent owned directly or indirectly, by a Seller, each in form and substance satisfactory to the parties and their legal counsel and executed by Sellers;

(v)   Consulting Agreement in the form of Exhibit 2.7(a)(v), executed by John Hilbrich and Dan Doster (the “Consulting Agreement”);

(vi)   an escrow agreement in the form of Exhibit 2.7(a)(vi), executed by Buyer and Sellers and the Escrow Agent (the “Escrow Agreement”); and

(vii)   a certificate of the Secretary of each Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Sellers, certifying and attaching all requisite resolutions or actions of each Seller’s board of directors and shareholders (or equivalent) approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the change of name contemplated by Section 5.9 and certifying to the incumbency and signatures of the officers of each Seller executing this Agreement and any other document relating to the Contemplated Transactions  and accompanied by the requisite documents for amending the relevant Governing Documents of each Seller required to effect such change of name in form sufficient for filing with the appropriate Governmental Body.

(b)   Buyer shall deliver to Sellers:

(i)   The Initial Cash Payment as adjusted by the Preliminary Adjustment Amount plus the Foreign Subsidiaries Cash Balance, by wire transfer to an account specified by Seller Representative in a writing delivered to Buyer at least three (3) business days prior to the Closing Date;

(ii)   the Escrow Agreement, executed by Buyer and the Escrow Agent, together with the delivery of Four Million Dollars (US$4,000,000) to the Escrow Agent thereunder, by wire transfer to an account specified by the Escrow Agent;

(iii)   the Transfer, Assignment, Bill of Sale and Assumption Agreement executed by Buyer;

(iv)   the Consulting Agreement executed by Buyer;

(v)   a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions; and

(vi)   an Assignment and Assumption of Lease(s) executed by Buyer.

2.8   POST-CLOSING ADJUSTMENTS; DETERMINATION OF ADJUSTMENT AMOUNT

(a)   Buyer shall prepare in good faith and deliver to Sellers within sixty (60) days of the Closing Date the Final Working Capital Schedule.  Buyer shall provide Sellers and their accounting and tax representatives with full and prompt access to the books and records of Sellers and the Foreign Subsidiaries for purposes of validating the Final Working Capital Schedule.  In the absence of any objections from Sellers within thirty (30) days following receipt of such calculation, Buyer’s determination of the Final Working Capital Schedule shall be conclusive, final and binding on the parties for purposes of determining the Net Working Capital, Working Capital Surplus and Working Capital Deficit.  However, such determination shall not affect any other rights under this Agreement.  If Sellers object to the Final Working Capital Schedule within thirty (30) days following receipt of such calculation from Buyer, Sellers shall deliver a written dispute notice to Buyer which shall set forth the specific line items in dispute and/or provide the basis for such dispute in reasonable detail, including, but not limited to, a claim that Sellers and their Representatives have not been furnished adequate information to confirm or refute the determination of Buyer.  If, after ten (10) days from the date notice of a dispute is given hereunder, Sellers and Buyer cannot agree on the resolution of all of the disputed items, the Final Working Capital Schedule shall be adjusted to the extent of any items that are not in dispute, and the items still in dispute shall be referred to BDO USA, LLP or another independent public accounting firm acceptable to both the Sellers and Buyer (the “Unrelated Accounting Firm”) to resolve the dispute (which determination must be made by the Unrelated Accounting Firm within an additional sixty (60) day period), whose decision as to the issues in dispute shall be conclusive, final and binding upon Sellers and Buyer for purposes of this Agreement.  The Unrelated Accounting Firm shall address only those issues in dispute in accordance with the terms of this Section 2.8 and may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such item claimed by either party.  The cost (if any) of the Unrelated Accounting Firm shall be borne (i) by Sellers to the extent the benefit to Sellers as a result of the determination of the dispute by the Unrelated Accounting Firm does not exceed the cost of the Unrelated Accounting Firm and (ii) in all other events or extent by Buyer.

(b)   Upon finalizing the Final Working Capital Schedule, either by agreement or by the Unrelated Accounting Firm:  (i) to the extent there is a Working Capital Surplus, Buyer will pay Sellers an amount equal to such Working Capital Surplus within ten (10) days of delivery of the Final Working Capital Schedule.  If such Working Capital Surplus is not paid within such ten (10) day period, then interest shall accrue and be due and payable from Buyer on the Working Capital Surplus from and including the Closing through and including the date of payment at the Prime Rate (or if not paid within five (5) days when due the Prime Rate plus five percent (5%)) per annum; and (ii) to the extent there is a Working Capital Deficit, within ten (10) days following the delivery of the Final Working Capital Schedule, Sellers will pay to Buyer in Cash available in the Escrow Account (up to Two Million Dollars ($2,000,000)) (and thereafter by wire transfer of immediately available funds to an account designated by Buyer) the amount of the Working Capital Deficit, if any.  If such amounts are not paid within such ten (10) day period, then interest shall accrue and be due and payable from the Seller on such amounts from and including the Closing through and including the date of payment at the Prime Rate (or if not paid within five (5) days when due the Prime Rate plus five percent (5%)) per annum.  The accrual of interest shall not relieve the responsible party from the payment obligation specified herein and therefore the other party may immediately seek legal remedies including attorneys fees expended to enforce/collect amounts owing hereunder.

2.9   CONSENTS

(a)   If there are any Material Consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Seller Contract as to which such Material Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Material Contracts”), Buyer may waive the closing conditions as to any such Material Consent and either:

(i)   elect to have Sellers continue their efforts to obtain the Material Consents; or

(ii)   elect to have Sellers retain that Restricted Material Contract and all Liabilities arising therefrom or relating thereto.

If Buyer elects to have Sellers continue their efforts to obtain any Material Consents and the Closing occurs, notwithstanding Sections 2.1 and 2.4, neither this Agreement nor the Transfer, Assignment, Bill of Sale and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Material Contracts, and following the Closing, the parties shall use Best Efforts, and cooperate with each other, to obtain the Material Consent relating to each Restricted Material Contract as quickly as practicable.  Pending the obtaining of such Material Consents relating to any Restricted Material Contract, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the Restricted Material Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of the applicable Seller against a third party thereunder).  Once a Material Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Material Contract is obtained, Sellers shall promptly assign, transfer, convey and deliver such Restricted Material Contract to Buyer, and Buyer shall assume the obligations under such Restricted Material Contract assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Transfer, Assignment, Bill of Sale and Assumption Agreement (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer).

(b)   If there are any Consents not listed on Exhibit 7.3 necessary for the assignment and transfer of any Seller Contracts to Buyer (the “Nonmaterial Consents”) which have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, Buyer shall elect at the Closing, in the case of each of the Seller Contracts as to which such Nonmaterial Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Nonmaterial Contracts”), whether to:

(i)   accept the assignment of such Restricted Nonmaterial Contract, in which case, as between Buyer and Sellers, such Restricted Nonmaterial Contract shall, to the maximum extent practicable and notwithstanding the failure to obtain the applicable Nonmaterial Consent, be transferred at the Closing pursuant to the Transfer, Assignment, Bill of Sale and Assumption Agreement as elsewhere provided under this Agreement; or

(ii)   reject the assignment of such Restricted Nonmaterial Contract, in which case, notwithstanding Sections 2.1 and 2.4, (A) neither this Agreement nor the Transfer, Assignment, Bill of Sale and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of such Restricted Nonmaterial Contract, and  (B) Sellers shall retain such Restricted Nonmaterial Contract and all Liabilities arising therefrom or relating thereto.

Section 3.   Representations and Warranties of Sellers and Design Partners

Each Seller and Design Partners represent and warrant, jointly and severally, to Buyer as follows:

3.1   ORGANIZATION AND GOOD STANDING

(a)   Part 3.1(a) contains a complete and accurate list of each Seller’s and each Foreign Subsidiary’s jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign corporation.  Each Seller, each Foreign Subsidiary and Design Partners is a corporation, limited liability company or foreign entity equivalent duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, with full corporate, limited liability or other power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts.  Each Seller and each Foreign Subsidiary is duly qualified to do business as a foreign corporation, limited liability company or other applicable entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b)   Complete and accurate copies of the Governing Documents of each Seller and each Foreign Subsidiary, as currently in effect, have been delivered to Buyer.

(c)   Except as disclosed in Part 3.1(c), no Seller and no Foreign Subsidiary has any Subsidiary and does not own any shares of capital stock or other securities or interest of any other Person.

3.2   ENFORCEABILITY; AUTHORITY; NO CONFLICT

(a)   This Agreement constitutes the legal, valid and binding obligation of each Seller, each Foreign Subsidiary and Design Partners and, with respect to Sections 3.2, 5.4, 5.6, 5.7 10.1, 10.8, 10.9, 12.2 and 12.5, Principals, enforceable against each of them in accordance with its terms.  Upon the execution and delivery by Sellers, Foreign Subsidiaries and Design Partners of the Escrow Agreement and each other agreement to be executed or delivered by any or all of any Seller, any Foreign Subsidiary, and Design Partners at the Closing (collectively, the “Sellers’ Closing Documents”), each of Sellers’ Closing Documents will constitute the legal, valid and binding obligation of each of each Seller, each Foreign Subsidiary and Design Partners, enforceable against each of them in accordance with its terms.  Each Seller, each Foreign Subsidiary and Design Partners has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Sellers’ Closing Documents to which it is a party and to perform its obligations under this Agreement and the Sellers’ Closing Documents, and such action has been duly authorized by all necessary action by each Seller’s, each Foreign Subsidiary’s and Design Partners’ shareholders, members, board of directors, managers or equivalent.  Each Principal has all necessary legal capacity to enter into this Agreement and to perform his obligations hereunder.

(b)   Except as set forth in Part 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)   breach (A) any provision of any of the Governing Documents of any Seller, any Foreign Subsidiary or Design Partners or (B) any resolution adopted by the board of directors or managers or the shareholders or members or equivalent of any Seller, any Foreign or Design Partners;

(ii)   breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which any Seller, any Foreign Subsidiary, Design Partners or any Principal, or any of the Assets, may be subject;

(iii)   contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any Seller, any Foreign Subsidiary or that otherwise relates to the Assets or to the Business of any Seller or Foreign Subsidiary;

(iv)   cause Buyer to become subject to, or to become liable for the payment of, any Tax (other than income Taxes incurred as the result of any gain realized as a result of the transactions contemplated hereby);

(v)   breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract;

(vi)   result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets; or

(vii)   result in any shareholder, member or equivalent of any Seller, any Foreign Subsidiary or Design Partners having the right to exercise dissenters’ appraisal rights.

(c)   Except as set forth in Part 3.2(c), none of any Seller, any Foreign Subsidiary or Design Partners nor any Principal is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3   CAPITALIZATION

The authorized equity securities of each Seller and each Foreign Subsidiary are set forth on Part 3.3.  The ownership of such equity securities is as set forth on Part 3.3, free and clear of all Encumbrances.  There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of any Seller or any Foreign Subsidiary.  None of the outstanding equity securities of any Seller or any Foreign Subsidiary was issued in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other Legal Requirement.

3.4   FINANCIAL REPORTS

Sellers have delivered to Buyer: (a) an unaudited consolidated balance sheet of the Business as at December 31, 2010, (the “2010 Statement of Assets and Liabilities”), and the related unaudited statements of income and retained earnings roll forward of Sellers for the fiscal year then ended (the “2010 Operating Statements”), and (b) an unaudited consolidated and consolidating pro forma balance sheet of Sellers as at June 30, 2011 (the “Interim Statement of Assets and Liabilities”) and the related unaudited consolidated and consolidating statements of income and retained earnings roll forward for the eight (8) months then ended (the “Interim Operating Statements” and together with the 2010 Statement of Assets and Liabilities, the 2010 Operating Statements and the Interim Statement of Assets and Liabilities and the financial statements required to be delivered pursuant to Section 5.8 collectively, the “Financial Reports”) certified by Seller Representative’s chief financial officer.  Such Financial Reports fairly present (and the Financial Reports delivered pursuant to Section 5.8 will fairly present) the financial condition and the results of operations and cash flows of Sellers as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, except for GAAP Exceptions and except as such Financial Reports include information as to that portion of Seller’ Business and operations that are not included in the Business.  The Financial Reports referred to in this Section 3.4 and delivered pursuant to Section 5.8 reflect and will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such Financial Reports.  The Financial Reports have been and will be prepared from and are in accordance with the accounting Records of Sellers and Foreign Subsidiaries.  The foregoing notwithstanding, Buyer acknowledges and agrees that the representations and warranties contained in this Section 3.4 do not extend to any information contained in the Financial Report relating to Excluded Assets or the Retained Liabilities.

3.5   BOOKS AND RECORDS

The books of account and other financial Records of Sellers and Foreign Subsidiaries related to the Business for the period from January 1, 2010 to the Closing Date, all of which have been made available to Buyer, are complete and correct, in all material respects, and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.  The minute books of each Seller and each Foreign Subsidiary pertaining to the period from January 1, 2010 to the Closing Date have been made available to Buyer, contain accurate and complete Records of all meetings held of, and corporate, limited liability company or other action taken by, the shareholders, members, the board of directors or managers and committees of the board of directors or managers or foreign equivalent of each Seller and each Foreign Subsidiary, and no meeting of any such shareholders, members, board of directors or managers or committee has been held for which minutes have not been prepared or are not contained in such minute books.

3.6   SUFFICIENCY OF ASSETS

Except as set forth in Part 3.6 and except for the Excluded Assets, the Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Sellers and Foreign Subsidiaries and (b) include all of the operating assets of each Seller (except with respect to the Excluded Assets).

3.7   DESCRIPTION OF OWNED REAL PROPERTY

No Seller nor any Foreign Subsidiary has an ownership interest in any Real Property.

3.8   DESCRIPTION OF LEASED REAL PROPERTY

Part 3.8 contains a correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots in which any Seller or any Foreign Subsidiary has a leasehold interest and an accurate description (by location, name of lessor, date of Lease and term expiry date) of all Real Property Leases.

3.9   TITLE TO ASSETS; ENCUMBRANCES

(a)   Each Seller and each Foreign Subsidiary owns good and marketable title to its respective Lease estates in the Real Property, free and clear of any Encumbrances, other than:

(i)   liens for Taxes for the current tax year which are not yet due and payable; and

(ii)   those described in Part 3.9(a) (“Real Estate Encumbrances”).

True and complete copies of all instruments, agreements and other documents evidencing, creating or constituting any Real Estate Encumbrances have been delivered to Buyer.  At the time of Closing, the Real Estate shall be free and clear of all Real Estate Encumbrances other than those identified on Part 3.9(a) as acceptable to Buyer (“Permitted Real Estate Encumbrances”).

(b)   Sellers own good and transferable title to all of the other Assets free and clear of any Encumbrances other than those described in Part 3.9(b) (“Non-Real Estate Encumbrances”).  At the time of Closing, all other Assets shall be free and clear of all Non-Real Estate Encumbrances other than those identified on Part 3.9(b) as acceptable to Buyer (“Permitted Non-Real Estate Encumbrances” and, together with the Permitted Real Estate Encumbrances, “Permitted Encumbrances”).

3.10   CONDITION OF FACILITIES

(a)   Use of the Real Property for the various purposes for which it is presently being used is permitted as a right under all applicable zoning legal requirements and is not subject to “permitted nonconforming” use or structure classifications.

(b)   Each item of Tangible Personal Property is in operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is, to the Knowledge of Sellers, free from latent and patent defects.  No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business.  Except as disclosed in Part 3.10(b), all Tangible Personal Property used in the Business is in the possession of the applicable Seller or Foreign Subsidiary.  All Tangible Personal Property is being sold “As Is, Where Is” without warranties except to title.

3.11   ACCOUNTS RECEIVABLE

All Accounts Receivable that are reflected on the Statement of Assets and Liabilities or the Interim Statement of Assets and Liabilities or on the accounting Records of Sellers and Foreign Subsidiaries as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Sellers or Foreign Subsidiaries in the Ordinary Course of Business.  Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current net of the respective reserves shown on the 2010 Statement of Assets and Liabilities or the Interim Statement of Assets and Liabilities or on the Final Working Capital Schedule (which reserves, to Sellers’ Knowledge, are adequate and calculated consistent with past practice and, in the case of the reserve on the Final Working Capital Schedule, will not represent a greater percentage of the Accounts Receivable reflected on the Final Working Schedule than the reserve reflected on the Interim Statement of Assets and Liabilities represented of the Accounts Receivable reflected thereon and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging).  Subject to such reserves, to Sellers’ Knowledge each of such Accounts Receivable either has been or will be collected in full, without any setoff, within ninety (90) days after the day on which it first becomes due and payable.  There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of Sellers or Foreign Subsidiaries, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable.  Part 3.11 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Statement of Assets and Liabilities, which list sets forth the aging of each such Account Receivable.

3.12   MATERIALS AND SUPPLIES INVENTORIES

All items included in the Materials and Supplies Inventories consist of a quality and quantity usable in the Ordinary Course of Business of Sellers and Foreign Subsidiaries except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the 2010 Statement of Assets and Liabilities or the Interim Statement of Assets and Liabilities or on the accounting Records of Sellers and Foreign Subsidiaries as of the Closing Date, as the case may be.

3.13   NO UNDISCLOSED LIABILITIES

Except as set forth in Part 3.13, the Business has no Liability except for Liabilities reflected or reserved against in the Statement of Assets and Liabilities or the Interim Statement of Assets and Liabilities and current liabilities incurred in the Ordinary Course of Business of Sellers or Foreign Subsidiaries since the date of the Interim Statement of Assets and Liabilities.

3.14   TAXES

Sellers and Design Partners make the following representations only with respect to periods commencing on January 1, 2010 through the Closing Date; provided that such limitation does not affect Sellers’ and Design Partners’ obligations to pay Retained Liabilities:

(a)   Tax Returns Filed and Taxes Paid.  Except as provided in Part 3.14(a), each Seller and each Foreign Subsidiary has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements.  All Tax Returns and reports filed by Sellers or Foreign Subsidiaries are true, correct and complete.  Each Seller and each Foreign Subsidiary has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by such Seller or such Foreign Subsidiary, except such Taxes, if any, as are listed in Part 3.14(a) and are being contested in good faith and as to which, to the extent included in the Assumed Liabilities, adequate reserves (determined in accordance with GAAP) have been provided in the 2010 Statement of Assets and Liabilities and the Interim Statement of Assets and Liabilities.  Except as provided in Part 3.14(a), no Seller nor any Foreign Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where any Seller or any Foreign Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  Except as provided in Part 3.14(a), there are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and, except as provided in Part 3.14(a), no Seller has any Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

(b)   Delivery of Tax Returns and Information Regarding Audits and Potential Audits.  Each Seller and each Foreign Subsidiary has delivered or made available to Buyer copies of, and Part 3.14(b) contains a complete and accurate list of, all Tax Returns filed since January 1, 2010.  The foreign, federal, state or local income or franchise Tax Returns of each Seller and each Foreign Subsidiary have been audited by the IRS or relevant state or foreign tax authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 2006.  Part 3.14(b) contains a complete and accurate list of all Tax Returns of each Seller and each Foreign Subsidiary that have been audited or are currently under audit and accurately describe any deficiencies or other amounts that were paid or are currently being contested.  To the Knowledge of Sellers and Foreign Subsidiaries, no undisclosed deficiencies are expected to be asserted with respect to any such audit.  All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in Part 3.14(b).  Each Seller and each Foreign Subsidiary has delivered, or made available to Buyer, copies of any examination reports, statements or deficiencies or similar items with respect to such audits.  Except as provided in Part 3.14(b), no Seller nor any Foreign Subsidiary has any Knowledge that any Governmental Body is likely to assess any additional taxes for any period for which Tax Returns have been filed.  There is no dispute or claim concerning any Taxes of any Seller or any Foreign Subsidiary either (i) claimed or raised by any Governmental Body in writing or (ii) as to which any Seller or any Foreign Subsidiary has Knowledge except as provided in Part 3.14(d)(iv).  Part 3.14(b) contains a list of all Tax Returns for which the applicable statute of limitations has not run.  Except as described in Part 3.14(b), no Seller or any Foreign Subsidiary has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Seller or any Foreign Subsidiary or for which such Seller may be liable.

(c)   Proper Accrual.  The charges, accruals and reserves with respect to Taxes on the Records of Sellers and Foreign Subsidiaries are adequate (determined in accordance with GAAP) and are at least equal to Sellers’ and Foreign Subsidiaries’ liability for Taxes.  There exists no proposed tax assessment or deficiency against any Seller except as disclosed in the Interim Statement of Assets and Liabilities or in Part 3.14(c).

(d)   Specific Potential Tax Liabilities and Tax Situations.

(i)   Withholding.  All Taxes that any Seller or any Foreign Subsidiary is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(ii)   Tax Sharing or Similar Agreements.  There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by any Seller.

(iii)   Consolidated Group.  Sellers and Foreign Subsidiaries (A) are members of an affiliated group with each other and their Subsidiaries within the meaning of Code §1504(a) (or any similar group defined under a similar provision of state or local law) and (B) no Seller nor any Foreign Subsidiary has any liability for Taxes of any person (other than a Seller or a Foreign Subsidiary) under Treas. Reg. §1.1502-6 (or any similar provision of state or local law), as a transferee or successor by contract or otherwise.

(iv)   Part 3.14(d)(iv) lists all the states, provinces and localities with respect to which any Seller or any Foreign Subsidiary is required to file any corporate, income or franchise tax returns.

3.15   NO MATERIAL ADVERSE CHANGE

Since the date of the 2010 Statement of Assets and Liabilities, there has not been any Material Adverse Change in the Business and no event has occurred or circumstance exists that may result in such a Material Adverse Change.

3.16   EMPLOYEE BENEFITS

(a)   Set forth in Part 3.16(a) is a complete and correct list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by any Seller or any Foreign Subsidiary or any other corporation or trade or business controlled by, controlling or under common control with any Seller or any Foreign Subsidiary (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to in the last six (6) years by any Seller or any Foreign Subsidiary or any ERISA Affiliate, or with respect to which any Seller or any Foreign Subsidiary or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of any Seller or any Foreign Subsidiary or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “Employee Plans”).  Part 3.16(a) identifies as such any Employee Plan that is (w) a “Defined Benefit Plan” (as defined in Section 414(l) of the Code); (x) a plan intended to meet the requirements of Section 401(a) of the Code; (y) a “Multiemployer Plan” (as defined in Section 3(37) of ERISA); or (z) a plan subject to Title IV of ERISA, other than a Multiemployer Plan.  Also set forth on Part 3.16(a) is a complete and correct list of all ERISA Affiliates of Sellers during the last six (6) years.

(b)   Sellers and Foreign Subsidiaries have delivered to Buyer true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of any Seller or any Foreign Subsidiary or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the US Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Body that pertain to each Employee Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (unaudited) and the annual reports filed with any Government Body with respect to the Employee Plans during the current year and each of the three preceding years; (v) all collective bargaining agreements pursuant to which contributions to any Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by Sellers, Foreign Subsidiaries or any ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (vi) all securities registration statements filed with respect to any Employee Plan; (vii) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Plan; (viii) with respect to Employee Plans that are subject to Title IV of ERISA, the Form PBGC-1 filed for each of the three most recent plan years; and (ix) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Employee Plans.

(c)   Except as disclosed in Part 3.16(c), full payment has been made of all amounts that are required under the terms of each Employee Plan, to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan, ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date, and no accumulated funding deficiency or liquidity shortfall (as those terms are defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any such Employee Plan, whether or not waived.  The value of the assets of each Employee Plan exceeds the amount of all benefit liabilities (determined on a plan termination basis using the actuarial assumptions established by the PBGC as of the Closing Date) of such Employee Plan.  No Seller or no Foreign Subsidiary is required to provide security to an Employee Plan under Section 401(a)(29) of the Code.  The funded status of each Employee Plan that is a Defined Benefit Plan is disclosed on Part 3.16(c) in a manner consistent with the Statement of Financial Accounting Standards No. 87.  Each Seller and each Foreign Subsidiary has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

(d)   Except as disclosed in Part 3.16(d), no Employee Plan, if subject to Title IV of ERISA or any foreign equivalent, has been completely or partially terminated, nor has any event occurred nor does any circumstance exist that could result in the partial termination of such Employee Plan.  The PBGC (or foreign equivalent) has not instituted or threatened a Proceeding to terminate or to appoint a trustee to administer any of the Employee Plans pursuant to Subtitle 1 of Title IV of ERISA, and no condition or set of circumstances exists that presents a material risk of termination or partial termination of any of the Employee Plans by the PBGC.  None of

the Employee Plans has been the subject of, and no event has occurred or condition exists that could be deemed, a reportable event (as defined in Section 4043 of ERISA) as to which a notice would be required (without regard to regulatory monetary thresholds) to be filed with the PBGC.  Sellers and Foreign Subsidiaries have paid in full all insurance premiums due to the PBGC (or foreign equivalent) with regard to the Employee Plans for all applicable periods ending on or before the Closing Date.

(e)   Neither any Seller, nor any Foreign Subsidiary nor any ERISA Affiliate has any liability or has Knowledge of any facts or circumstances that might give rise to any liability, and the Contemplated Transactions will not result in any liability, (i) for the termination of or withdrawal from any Employee Plan under Sections 4062, 4063 or 4064 of ERISA, (ii) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (iii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (iv) for any excise tax imposed by Section 4971 of the Code, (v) for any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code, (vi) for withdrawal from any Multiemployer Plan under Section 4201 of ERISA or (vii) under any comparable provision of any applicable foreign law.

(f)   Sellers and Foreign Subsidiaries have, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA” and (2) any applicable state or foreign statutes mandating health insurance continuation coverage for employees.

(g)   The form of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other United States or foreign applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in compliance with such laws and the written Employee Plan documents.  Neither any Seller, any Foreign Subsidiary nor any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA.  All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S.  Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Employee Plans have been appropriately given.

(h)   Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and no Seller nor any Foreign Subsidiary has any Knowledge of any circumstances that will or could result in revocation of any such favorable determination letter.  Each trust created under any Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and no Seller nor any Foreign Subsidiary is aware of any circumstance that will or could result in a revocation of such exemption.  Each Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the plan complies with Section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of plan.

(i)   There is no material pending or threatened Proceeding relating to any Employee Plan, nor is there any basis for any such Proceeding.  No Seller, no Foreign Subsidiary nor any fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject any Seller or Buyer to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA.  The Contemplated Transactions will not result in the potential assessment of a Tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA.

(j)   Each Seller and each Foreign Subsidiary has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed to Buyer on Part 3.16(j).

(k)   Except as required by Legal Requirements and as provided in Section 10.1(d), the consummation of the Contemplated Transactions will not accelerate the time of vesting or the time of payment, or increase the amount of compensation due to any director, employee, officer, former employee or former officer of Seller.  There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code.

(l)   Except for the continuation coverage requirements of COBRA, no Seller and no Foreign Subsidiary has obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.

(m)   Except as provided in Section 10.1(d), none of the Contemplated Transactions will result in an amendment, modification or termination of any of the Employee Plans.  No written or oral representations have been made to any employee or former employee of any Seller promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA).  No written or oral representations have been made to any employee or former employee of any Seller or any Foreign Subsidiary concerning the employee benefits of Buyer.

(n)   With respect to any Employee Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plan”), and any other Multiemployer Plan to which any Seller or any Foreign Subsidiary has at any time had an obligation to contribute:

(i)   all contributions required by the terms of such Multiemployer Plan and any collective bargaining agreement have been made when due; and

(ii)   No Seller and no Foreign Subsidiary would be subject to any withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA if, as of the date hereof, such Seller or Foreign Subsidiary were to engage in a “complete withdrawal” (as defined in ERISA Section 4203) or a “partial withdrawal” (as defined in ERISA Section 4205) from such Multiemployer Plan.

3.17   COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a)   Except as set forth in Part 3.17(a):

(i)   Sellers and Foreign Subsidiaries are, and at all times since January 1, 2010, have been, in full compliance with each Legal Requirement that is or was applicable to them or to the conduct or operation of their business or the ownership or use of any of their assets;

(ii)   no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by any Seller or any Foreign Subsidiary of, or a failure on the part of such Seller or Foreign Subsidiary to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of such Seller or Foreign Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)   No Seller and no Foreign Subsidiary has received, at any time since January 1, 2010, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of any Seller or any Foreign Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)   Part 3.17(b) contains a complete and accurate list of each Governmental Authorization that is held by each Seller and each Foreign Subsidiary or that otherwise relates to such Seller’s or Foreign Subsidiary’s business or the Assets.  Each Governmental Authorization listed or required to be listed in Part 3.17(b) is valid and in full force and effect.  Except as set forth in Part 3.17(b):

(i)   each Seller and each Foreign Subsidiary is, and at all times since January 1, 2010, has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.17(b);

(ii)   no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.17(b) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.17(b);

(iii)   no Seller and no Foreign Subsidiary has received, at any time since January 1, 2010, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

(iv)   all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.17(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Part 3.17(b) collectively constitute all of the Governmental Authorizations necessary to permit any Seller or any Foreign Subsidiary to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit such Seller or such Foreign Subsidiary to own and use its assets in the manner in which it currently owns and uses such assets.

3.18   LEGAL PROCEEDINGS; ORDERS

(a)   Except as set forth in Part 3.18(a), there is no pending or, to Sellers’ and/or Foreign Subsidiaries’ Knowledge, threatened Proceeding:

(i)   by or against any Seller or any Foreign Subsidiary or that otherwise relates to or may affect the business of, or any of the assets owned or used by, such Seller or Foreign Subsidiary; or

(ii)   that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Sellers and Foreign Subsidiaries, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.  Sellers and Foreign Subsidiaries have delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Part 3.18(a).  There are no Proceedings listed or required to be listed in Part 3.18(a) that could have a material adverse effect on the business, operations, assets, condition or prospects of Sellers or Foreign Subsidiaries or upon the Assets.

(b)   Except as set forth in Part 3.18(b):

(i)   there is no Order to which any Seller or any Foreign Subsidiary, its business or any of the Assets is subject; and

(ii)   to the Knowledge of Sellers and/or Foreign Subsidiaries, no officer, director, agent or employee of any Seller or any Foreign Subsidiary is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of such Seller or Foreign Subsidiary.

(c)   Except as set forth in Part 3.18(c):

(i)   each Seller and each Foreign Subsidiary is, and, at all times since January 1, 2010, has been in compliance with all of the terms and requirements of each Order to which it or any of the Assets is or has been subject;

(ii)   no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Seller or any Foreign Subsidiary or any of the Assets is subject; and

(iii)   no Seller and no Foreign Subsidiary has received, at any time since January 1, 2010, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which such Seller or Foreign or any of the Assets is or has been subject.

3.19   ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth in Part 3.19, since the date of the 2010 Statement of Assets and Liabilities, each Seller and each Foreign Subsidiary has conducted its business only in the Ordinary Course of Business and there has not been any:

(a)   change in such Seller’s or Foreign Subsidiary’s authorized or issued capital stock or other equity interests, grant of any stock option or right to purchase shares of capital stock of Seller or Foreign Subsidiary or issuance of any security convertible into such capital stock;

(b)   amendment to the Governing Documents of any Seller or any Foreign Subsidiary;

(c)   payment (except in the Ordinary Course of Business) or increase by any Seller or Foreign Subsidiary of any bonuses, salaries or other compensation to any shareholder, director, officer or employee or entry into any employment, severance or similar Contract with any director, officer or employee;

(d)   adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;

(e)   damage to or destruction or loss of any Asset, whether or not covered by insurance;

(f)   entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which any Seller or any Foreign Subsidiary is a party, or (ii) any Contract or transaction involving a total remaining commitment by any Seller or any Foreign Subsidiary of at least One Hundred Fifty Thousand Dollars ($150,000);

(g)   sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any Asset or property of any Seller (including the Intellectual Property Assets) or the creation of any Encumbrance on any Asset;

(h)   cancellation or waiver of any claims or rights with a value to any Seller or any Foreign Subsidiary in excess of Fifty Thousand Dollars ($50,000);

(i)   indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with any Seller or any Foreign Subsidiary;

(j)   material change in the accounting methods used by any Seller or any Foreign Subsidiary; or

(k)   Contract by any Seller or any Foreign Subsidiary to do any of the foregoing.

3.20   CONTRACTS; NO DEFAULTS

(a)   Part 3.20(a) contains an accurate and complete list, and Sellers and Foreign Subsidiaries have delivered to Buyer accurate and complete copies, of:

(i)   each Seller Contract that involves performance of services or delivery of goods or materials to any Seller or any Foreign Subsidiary of an amount or value in excess of One Hundred Fifty Thousand Dollars ($150,000);

(ii)   each Seller Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of a Seller or a Foreign Subsidiary in excess of One Hundred Fifty Thousand Dollars ($150,000);

(iii)   each Seller Contract affecting the ownership of, leasing of, title to, use of  or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of more than Fifty Thousand Dollars ($50,000) and with a term of less than one year);

(iv)   each Seller Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(v)   each Seller Contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;

(vi)   each Seller Contract containing covenants that in any way purport to restrict any Seller’s or any Foreign Subsidiary’s business activity or limit the freedom of any Seller or any Foreign Subsidiary to engage in any line of business or to compete with any Person;

(vii)   each Seller Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(viii)   each power of attorney of any Seller or any Foreign Subsidiary that is currently effective and outstanding;

(ix)   each Seller Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Seller or any Foreign Subsidiary to be responsible for consequential damages;

(x)   each Seller Contract for capital expenditures in excess of Fifty Thousand Dollars ($50,000);

(xi)   each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by any Seller or any Foreign Subsidiary other than in the Ordinary Course of Business; and

(xii)   each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

Part 3.20(a) sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts and the location of such Seller’s or Foreign Subsidiary’s office where details relating to the Contracts are located.

(b)   Except as set forth in Part 3.20(b), none of Design Partners nor any Principal has or may acquire any rights under, and none of Design Partners nor any Principal has or may become subject to any obligation or liability under, any Contract that relates to the Business or any of the Assets.

(c)   Except as set forth in Part 3.20(c):

(i)   each Contract identified or required to be identified in Part 3.20(a) and which is to be assigned to or assumed by Buyer under this Agreement is in full force and effect and is valid and enforceable in accordance with its terms;

(ii)   each Contract identified or required to be identified in Part 3.20(a) and which is being assigned to or assumed by Buyer is assignable by the applicable Seller to Buyer without the consent of any other Person or with respect to such Contracts of Foreign Subsidiaries, cannot be terminated by any other Person as a result of the consummation of the transactions contemplated hereby; and

(iii)   to the Knowledge of Sellers and/or Foreign Subsidiaries, no Contract identified or required to be identified in Part 3.20(a) and which is to be assigned to or assumed by Buyer under this Agreement or to be continued by Foreign Subsidiary will upon completion or performance thereof have a Material Adverse Effect on the Business.

(d)   Except as set forth in Part 3.20(d):

(i)   each Seller or each Foreign Subsidiary is, and at all times since January 1, 2010, has been, in compliance with all applicable terms and requirements of each Seller Contract which is being assumed by Buyer or being continued by a Foreign Subsidiary;

(ii)   each other Person that has or had any obligation or liability under any Seller Contract which is being assigned to Buyer or retained by a Foreign Subsidiary is, and at all times since January 1, 2010, has been, in full compliance with all applicable terms and requirements of such Contract;

(iii)   no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give the applicable Seller or Foreign Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract that is being assigned to or assumed by Buyer or retained by a Foreign Subsidiary;

(iv)   no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets; and

(v)   no Seller and no Foreign Subsidiary has given to or received from any other Person, at any time since January 1, 2010, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Contract which is being assigned to or assumed by Buyer or which belongs to a Foreign Subsidiary.

(e)   There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to any Seller under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

(f)   Each Contract relating to the sale, design, manufacture or provision of products or services by a Seller or a Foreign Subsidiary has been entered into in the Ordinary Course of Business of such Seller or Foreign Subsidiary and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

(g)   Except as set forth in Part 3.20(g), no Contract restricts Seller or Foreign Subsidiary (or Buyer as Seller’s successor in interest) from performing or providing goods and services to other Persons, including, without limitation, competitors to such contracting parties.

3.21   INSURANCE

(a)   Sellers and Foreign Subsidiaries have delivered to Buyer:

(i)   accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) to which any Seller or Foreign Subsidiary is a party or under which a Seller or a Foreign Subsidiary is or has been covered at any time since January 1, 2010, a list of which is included in Part 3.21(a); and

(ii)   accurate and complete copies of all pending applications by any Seller or any Foreign Subsidiary for policies of insurance.

(b)   Part 3.21(b) describes:

(i)   any self-insurance arrangement by or affecting any Seller or Foreign Subsidiary, including any reserves established thereunder;

(ii)   any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which any Seller or Foreign Subsidiary is a party or which involves the business of any Seller or Foreign Subsidiary; and

(iii)   all obligations of any Seller or Foreign Subsidiary to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.

(c)   Part 3.21(c) sets forth, by year, for the current policy year and each of the three (3) preceding policy years:

(i)   a summary of the loss experience under each policy of insurance;

(ii)   a statement describing each claim under a policy of insurance for an amount in excess of Fifty Thousand Dollars ($50,000), which sets forth:

(1)   the name of the claimant;

(2)   a description of the policy by insurer, type of insurance and period of coverage; and

(3)   the amount and a brief description of the claim; and

(iii)   a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(d)   Except as set forth in Part 3.21(d):

(i)   all policies of insurance to which any Seller or Foreign Subsidiary is a party or that provide coverage to Seller or any Foreign Subsidiary:

(1)   are valid, outstanding and enforceable;

(2)   are issued by an insurer that is financially sound and reputable;

(3)   taken together provide adequate insurance coverage for the Assets and the operations of Sellers and Foreign Subsidiaries for all risks normally insured against by a Person carrying on the same business or businesses as Sellers and Foreign Subsidiaries in the same location; and

(4)   are sufficient for compliance with all Legal Requirements and Seller Contracts;

(ii)   no Seller and no Foreign Subsidiary has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

(iii)   Sellers and Foreign Subsidiaries have paid all premiums due, and has otherwise performed all of their obligations, under each policy of insurance to which they are a party or that provides coverage to any Seller or Foreign Subsidiary; and

(iv)   Sellers and Foreign Subsidiaries have given notice to the insurer of all claims that may be insured thereby.

3.22   ENVIRONMENTAL MATTERS

Except as disclosed in Part 3.22:

(a)   Each Seller and each Foreign Subsidiary is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law.  Neither any Seller, any Foreign Subsidiary, Design Partners nor either Principal has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which any Seller or any Foreign Subsidiary has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by any Seller, any Foreign Subsidiary or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(b)   There are no pending or, to the Knowledge of Sellers and Foreign Subsidiaries, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Facility or any other property or asset

(whether real, personal or mixed) in which any Seller or any Foreign Subsidiary has or had an interest.

(c)   Neither any Seller, any Foreign Subsidiary, Design Partners nor either Principal has any Knowledge of or any basis to expect, nor has any of them, or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or property or asset (whether real, personal or mixed) in which a Seller or a Foreign Subsidiary has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by any Seller, any Foreign Subsidiary or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(d)   Neither any Seller, any Foreign Subsidiary nor any other Person for whose conduct it is or may be held responsible has any Environmental, Health and Safety Liabilities with respect to any Facility or, to the Knowledge of Sellers and Foreign Subsidiaries, with respect to any other property or asset (whether real, personal or mixed) in which any Seller or any Foreign Subsidiary (or any predecessor) has or had an interest or at any property geologically or hydrologically adjoining any Facility or any such other property or asset.

(e)   There are no Hazardous Materials present on or in the Environment at any Facility or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or such adjoining property, or incorporated into any structure therein or thereon.  Neither any Seller, any Foreign Subsidiary nor any Person for whose conduct it is or may be held responsible, or to the Knowledge of Seller or any Foreign Subsidiary, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility or any other property or assets (whether real, personal or mixed) in which any Seller or any Foreign Subsidiary has or had an interest except in full compliance with all applicable Environmental Laws.

(f)   Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility, or from any other property or asset (whether real, personal or mixed) in which any Seller or any Foreign Subsidiary has or had an interest, or to the Knowledge of any Seller or any Foreign Subsidiary any geologically or hydrologically adjoining property, whether by such Seller or any other Person.

(g)   To the extent existing, Sellers and Foreign Subsidiaries have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by any Seller pertaining to Hazardous Materials or Hazardous Activities in,

on, or under the Facilities, or concerning compliance, by any Seller or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

3.23   EMPLOYEES

(a)   Part 3.23(a) contains a complete and accurate list of the following information for each employee, director, independent contractor, consultant and agent of Sellers and Foreign Subsidiaries, including each employee on leave of absence or layoff status:  employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since January 1, 2010; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan.

(b)   Part 3.23(b) contains a complete and accurate list of the following information for each retired employee or director of each Seller and each Foreign Subsidiary, or their dependents, receiving benefits or scheduled to receive benefits in the future:  name; pension benefits; pension option election; retiree medical insurance coverage; retiree life insurance coverage; and other benefits.

(c)   Part 3.23(c) states the number of employees terminated by any Seller or any Foreign Subsidiary since January 1, 2010.

(d)   Sellers and Foreign Subsidiaries have not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”), or any similar foreign, state or local Legal Requirement.

(e)   To the Knowledge of Sellers and Foreign Subsidiaries, no officer, director, agent, employee, consultant, or contractor of any Seller is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to any Seller, any Foreign Subsidiary or to any other Person any rights to any invention, improvement, or discovery.  No former or current employee of any Seller or any Foreign Subsidiary is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of any Seller or any Foreign Subsidiary or Buyer to conduct the business as heretofore carried on by Sellers or Foreign Subsidiaries.

3.24   LABOR DISPUTES; COMPLIANCE

(a)   Each Seller and each Foreign Subsidiary has complied in all respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other requirements, the payment of social security and similar Taxes and occupational safety and health.  No Seller or Foreign Subsidiary is liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(b)   Except as disclosed in Part 3.24(b), (i) no Seller and no Foreign Subsidiary has been, or is now, a party to any collective bargaining agreement or other labor contract; (ii) since January 1, 2010, there has not been, there is not presently pending or existing, and to Sellers’ and Foreign Subsidiaries’ Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving any Seller; (iii) to Sellers’ and Foreign Subsidiaries’ Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to Sellers’ and Foreign Subsidiaries’ Knowledge, threatened against or affecting any Seller or any Foreign Subsidiary any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting any Seller or any Foreign Subsidiary or the Facilities; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that might have an adverse effect upon any Seller or any Foreign Subsidiary or the conduct of its business; (vii) there is no lockout of any employees by any Seller or any Foreign Subsidiary, and no such action is contemplated by any Seller; and (viii) to Sellers’ and Foreign Subsidiaries’ Knowledge there has been no charge of discrimination filed against or threatened against any Seller with the Equal Employment Opportunity Commission or similar Governmental Body.

3.25   INTELLECTUAL PROPERTY ASSETS

(a)   The term “Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by a Seller or a Foreign Subsidiary in which such Seller or Foreign Subsidiary has a proprietary interest, including:

(i)   such Seller’s and such Foreign Subsidiary’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”);

(ii)   all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”);

(iii)   all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”);

(iv)   all rights in mask works;

(v)   all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”); and

(vi)   all rights in internet web sites and internet domain names presently used by each Seller and each Foreign Subsidiary (collectively “Net Names”).

(b)   Part 3.25(b) contains a complete and accurate list and summary description, including any royalties paid or received by any Seller or any Foreign Subsidiary, and Sellers and Foreign Subsidiaries have delivered to Buyer accurate and complete copies, of all

Seller Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a value of less than US$1,000 under which a Seller or a Foreign Subsidiary is the licensee.  There are no outstanding and, to Sellers’ and Foreign Subsidiaries’ Knowledge, no threatened disputes or disagreements with respect to any such Contract.

(c)            (i)           Except as set forth in Part 3.25(c), the Intellectual Property Assets are all those necessary for the operation of Sellers’ and Foreign Subsidiaries’ Business as it is currently conducted.  Sellers and/or Foreign Subsidiaries are the owners or licensees of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and have the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in Part 3.25(c).

             (ii)   Except as set forth in Part 3.25(c), all former and current employees of Sellers and Foreign Subsidiaries have executed written Contracts with Sellers or Foreign Subsidiaries that assign to Sellers or Foreign Subsidiaries all rights to any inventions, improvements, discoveries or information relating to the Business of Sellers.

(d)   No Seller and no Foreign Subsidiary has any Patent.

(e)            (i)           Part 3.25(e) contains a complete and accurate list and summary description of all Marks.

             (ii)   To Sellers’ and Foreign Subsidiaries’ Knowledge, there is no potentially interfering trademark or trademark application of any other Person.

             (iii)   No Mark is infringed or, to Sellers’ and Foreign Subsidiaries’ Knowledge, has been challenged or threatened in any way.  None of the Marks used by Sellers or Foreign Subsidiaries infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

             (iv)   All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

(f)    (i)           Part 3.25(f) contains a complete and accurate list and summary description of all Copyrights.

             (ii)   All of the registered Copyrights are currently in compliance with formal Legal Requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.

             (iii)   No Copyright is infringed or, to Sellers’ and Foreign Subsidiaries’ Knowledge, has been challenged or threatened in any way.  None of the subject matter of any of the Copyright infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any other Person.

             (iv)   All works encompassed by the Copyrights have been marked with the proper copyright notice.

(g)            (i)           With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

             (ii)   Sellers and Foreign Subsidiaries have taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by Sellers and/or Foreign Subsidiaries of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in Sellers’ or Foreign Subsidiaries’ standard form, and all current and former employees and contractors of Sellers and Foreign Subsidiaries have executed such an agreement).

             (iii)   Sellers and/or Foreign Subsidiaries have good title to and an absolute right to use the Trade Secrets.  The Trade Secrets are not part of the public knowledge or literature and, to Sellers’ and Foreign Subsidiaries’ Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than a Seller or a Foreign Subsidiary) or to the detriment of Sellers or Foreign Subsidiaries.  No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

(h)            (i)           Part 3.25(h) contains a complete and accurate list and summary description of all Net Names.

             (ii)   All Net Names have been registered in the name of the applicable Seller and are in compliance with all formal Legal Requirements.

             (iii)   No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Sellers’ and Foreign Subsidiaries’ Knowledge, no such action is threatened with respect to any Net Name.

             (iv)   To Sellers’ and Foreign Subsidiaries’ Knowledge, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Net Name.

             (v)   No Net Name is infringed or, to Sellers’ and Foreign Subsidiaries’ Knowledge, has been challenged, interfered with or threatened in any way.  No Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

3.26   COMPLIANCE WITH THE FOREIGN CORRUPT PRACTICES ACT AND EXPORT CONTROL AND ANTIBOYCOTT LAWS

(a)   No Seller, no Foreign Subsidiary nor any of their representatives have, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of one hundred dollars ($100.00) in the aggregate to any one individual in any year) or any commission payment in excess of one percent (1%) of any amount payable, to:

             (i)   any person who is an official, officer, agent, employee or representative of any Governmental Body or of any existing or prospective customer (whether government owned or nongovernment owned);

             (ii)   any political party or official thereof;

             (iii)   any candidate for political or political party office; or

             (iv)   any other individual or entity;

while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.

(b)   Except as set forth in Part 3.26(b), Sellers and Foreign Subsidiaries have made all payments to Third Parties by check mailed to such Third Parties’ principal place of business or by wire transfer to a bank located in the same jurisdiction as such party’s principal place of business.

(c)   Each transaction is properly and accurately recorded on the books and Records of Sellers, and each document upon which entries in Sellers’ and Foreign Subsidiaries’ books and Records are based is complete and accurate in all respects.  Sellers maintain a system of internal accounting controls adequate to insure that Sellers maintain no off-the-books accounts and that Sellers’ assets are used only in accordance with Sellers’ management directives.

(d)   Sellers and Foreign Subsidiaries have at all times been in compliance with all Legal Requirements relating to export control and trade embargoes.  No product sold or service provided by any Seller during the last five (5) years has been, directly or indirectly, sold to or performed on behalf of Cuba, Iraq, Iran, Libya or North Korea.

(e)   Except as set forth in Part 3.26(e), no Seller and no Foreign Subsidiary has violated the antiboycott prohibitions contained in 50 U.S.C.  sect.  2401 et seq.  or taken any action that can be penalized under Section 999 of the Code.  Except as set forth in Part 3.27(e), during the last five (5) years, no Seller has been a party to, is not a beneficiary under and has not performed any service or sold any product under any Seller Contract under which a product has been sold to customers in Bahrain, Iraq, Jordan, Kuwait, Lebanon, Libya, Oman, Quatar, Saudi Arabia, Sudan, Syria, United Arab Emirates or the Republic of Yemen.

3.27   RELATIONSHIPS WITH RELATED PERSONS

Except as disclosed in Part 3.27, none of any Seller, any Foreign Subsidiary, Design Partners nor any Principal nor any Related Person of any of them has, or since January 1, 2010,

has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business.  None of any Seller, any Foreign Subsidiary, Design Partners nor any Principal nor any Related Person of any of them owns, or since January 1, 2010, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with any Seller or any Foreign Subsidiary other than business dealings or transactions disclosed in Part 3.27, each of which has been conducted in the Ordinary Course of Business with any Seller or any Foreign Subsidiary at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with any Seller or any Foreign Subsidiary with respect to any line of the products or services of a Seller or a Foreign Subsidiary (a “Competing Business”) in any market presently served by a Seller or a Foreign Subsidiary, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market.  Except as set forth in Part 3.27, neither any Seller, any Foreign Subsidiary, Design Partners nor any Principal nor any Related Person of any of them is a party to any Contract with, or has any claim or right against, any Seller or any Foreign Subsidiary.

3.28   CUSTOMERS AND VENDORS.

Part 3.28 is a true and complete list of Sellers’ and Foreign Subsidiaries’ customers and vendors during each of the fiscal years 2009 and 2010 and during the first seven (7) months of fiscal year 2011 with annual dollar or dollar equivalent volumes of sales or purchases in excess of Two Hundred Thousand Dollars ($200,000) showing, with respect to each, the name, address and dollar amount involved and the nature of the relationship (including the principal categories of products or services bought and sole).  Except as set forth on Part 3.28, in the twelve months prior to the date hereof, there has been no Material Adverse Change in respect to sales volume or profit margins, in Sellers’ and Foreign Subsidiaries’ relationship with their ten largest customers during such period.  No Seller and no Foreign Subsidiary is required to provide bonding or other financial security arrangements in connection with any transactions with any of its customers or vendors in the ordinary course of its business, other than as set forth on Part 3.28.

3.29   BROKERS OR FINDERS

Neither any Seller, any Foreign Subsidiary nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Business or the Assets or the Contemplated Transactions.

3.30   DISCLOSURE

None of any Seller, any Foreign Subsidiary, Design Partners nor any Principal has any Knowledge of any fact that has specific application to Sellers or Foreign Subsidiaries (other than general economic or industry conditions) and that may materially adversely affect the Assets, Business, prospects, financial condition or results of operations of Sellers and/or Foreign Subsidiaries that has not been set forth in this Agreement or the Disclosure Letter.

Section 4.   Representations and Warranties of Buyer

Buyer represents and warrants to Sellers, Design Partners and Principals as follows:

4.1   ORGANIZATION AND GOOD STANDING

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now conducted.  Buyer has adequate funds on hand or available from financing in place to satisfy the Purchase Price and all of Buyer’s other obligations under this Agreement.

4.2   AUTHORITY; NO CONFLICT

(a)   This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.  Upon the execution and delivery by Buyer of the Transfer, Assignment, Bill of Sale and Assumption Agreement, the Escrow Agreement, the Employment Agreements and each other agreement to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms.  Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

(b)   Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)   any provision of Buyer’s Governing Documents;

(ii)   any resolution adopted by the board of directors or the shareholders of Buyer;

(iii)   any Legal Requirement or Order to which Buyer may be subject; or

(iv)   any Contract to which Buyer is a party or by which Buyer may be bound.

Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3   CERTAIN PROCEEDINGS

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.  To Buyer’s Knowledge, no such Proceeding has been threatened.

4.4   BROKERS OR FINDERS

Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

Section 5.   Covenants of Sellers Prior to Closing

5.1   ACCESS AND INVESTIGATION

Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Sellers and Foreign Subsidiaries shall (a) afford Buyer and its Representatives (collectively, “Buyer Group”) full and free access, during regular business hours, to Sellers’ and Foreign Subsidiaries’ personnel, properties (including subsurface testing), Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Sellers and Foreign Subsidiaries; (b) furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to Sellers and Foreign Subsidiaries.  In addition, Buyer shall have the right to have the Real Property and Tangible Personal Property inspected by Buyer Group, at Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Real Property and Tangible Personal Property.  In the event subsurface or other destructive testing is recommended by any of Buyer Group, Buyer shall be permitted to have the same performed.

5.2   OPERATION OF THE BUSINESS

Between the date of this Agreement and the Closing, Sellers and Foreign Subsidiaries shall:

(a)   conduct the Business only in the Ordinary Course of Business;

(b)   except as otherwise directed by Buyer in writing, and without making any commitment on Buyer’s behalf, use its Best Efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(c)   confer with Buyer prior to implementing operational decisions of a material nature;

(d)   otherwise report periodically to Buyer concerning the status of the Business;

(e)   make no material changes in management personnel without prior consultation with Buyer;

(f)   maintain the Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of the Business;

(g)   keep in full force and effect, without amendment, all material rights relating to the Business;

(h)   comply with all Legal Requirements and contractual obligations applicable to the operations of the Business;

(i)   continue in full force and effect the insurance coverage under the policies set forth in Part 3.21(a) or substantially equivalent policies;

(j)   except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify or terminate any Employee Plan without the express written consent of Buyer, and except as required under the provisions of any Employee Plan, not make any contributions to or with respect to any Employee Plan without the express written consent of Buyer, provided that Sellers and Foreign Subsidiaries shall contribute that amount of cash to each Employee Plan necessary to fully fund all of the benefit liabilities of such Employee Plan on a plan-termination basis as of the Closing Date;

(k)   cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the business from and after the Closing Date and either transferring existing Governmental Authorizations of Seller to Buyer, where permissible, or obtaining new Governmental Authorizations for Buyer;

(l)   upon request from time to time, execute and deliver all documents, make all truthful oaths, testify in any Proceedings and do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the Contemplated Transactions, all without further consideration; and

(m)   maintain all books and Records of Sellers and Foreign Subsidiaries relating to the Business in the Ordinary Course of Business.

5.3   NEGATIVE COVENANT

Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Sellers and Foreign Subsidiaries shall not, without the prior written Consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 3.15 or 3.19 would be likely to occur; (b) make any modification to any material Contract or Governmental Authorization; (c) allow the levels of raw materials, supplies or other materials included in the Inventories to vary materially from the levels customarily maintained; (d) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Assets, the business of Seller or the Assumed Liabilities; and (e) except with the written consent of Buyer (not to be unreasonably withheld), no Seller and no Foreign Subsidiary shall authorize or pay or agree to pay or accrue any wage, salary or other increase in remuneration of directors, officers or other employees or agents (other than scheduled cost of living adjustments and customary compensation reviews conducted in accordance with past practice), not authorize or make any changes in compensation or policy regarding compensation payable or to become payable to any directors, officers or other employees (other than scheduled cost of living adjustments and customary compensation reviews conducted in accordance with past practice), and not hire any new employees or elect any new officers or directors of Sellers or Foreign Subsidiaries; provided that, without Buyer’s written consent, Sellers and/or Foreign Subsidiaries may, in the normal course of business, hire persons to replace terminated employees and hire new employees as may be necessary or appropriate to conduct its business, provided that such increases and hirings do not increase the level of payroll costs of Sellers and Foreign Subsidiaries.

5.4   REQUIRED APPROVALS

As promptly as practicable after the date of this Agreement, Sellers and Foreign Subsidiaries shall make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions.  Sellers, Foreign Subsidiaries, Design Partners and Principals also shall cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions.  Sellers, Foreign Subsidiaries, Design Partners and Principals also shall cooperate with Buyer and its Representatives in obtaining all Material Consents.

5.5   NOTIFICATION

Between the date of this Agreement and the Closing, Sellers, Foreign Subsidiaries, Design Partners and Principals shall promptly notify Buyer in writing if any of them becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of Sellers’, Foreign Subsidiaries’, Design Partners’ and Principals’ representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or any Seller’s, any Foreign Subsidiary’s, Design Partners’ or any Principal’s discovery of, such fact or condition.  Should any such fact or condition require any change to the Disclosure Letter, Sellers and Foreign Subsidiaries shall promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change.  Such delivery shall not affect any rights of Buyer under Section 9.2 and Section 11.  During the same period, Sellers, Foreign Subsidiaries, Design Partners and Principals also shall promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers, Foreign Subsidiaries, Design Partners or Principals in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

5.6   NO NEGOTIATION

Until such time as this Agreement shall be terminated pursuant to Section 9.1, neither any Seller, any Foreign Subsidiary, Design Partners nor any Principal shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination transaction involving any Seller or any Foreign Subsidiary , including the sale by Design Partners or Principals of any Seller’s, any Foreign Subsidiary’s, or Design Partners’ equity interest, the merger or consolidation of Seller or the sale of Seller’s business or any of the Assets (other than in the Ordinary Course of Business).  Sellers, Foreign Subsidiaries, Design Partners and Principals shall notify Buyer of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by any Seller, any Foreign Subsidiary, Design Partners or any Principal.

5.7   BEST EFFORTS

Sellers, Foreign Subsidiaries, Design Partners and Principals shall use their Best Efforts to cause the conditions in Section 7 and Section 8.3 to be satisfied.

5.8   INTERIM FINANCIAL STATEMENTS

Sellers shall deliver to Buyer within three (3) days of the Closing Date a Financial Report for the period ending August 31, 2011, and to the extent the Closing is extended beyond October 1, 2011, for each month thereafter within fifteen (15) days of such month end, in each case prepared in accordance with past practice and certified by an officer of Sellers.

5.9   CHANGE OF NAME

On or before the Closing Date, each Seller shall (a) amend its Governing Documents and take all other actions necessary to change its name to one sufficiently dissimilar to such Seller’s present name, in Buyer’s judgment, to avoid confusion and (b) take all actions requested by Buyer (or any Subsidiary thereof) to enable Buyer to change its name to Seller’s present name.

5.10   PAYMENT OF LIABILITIES

Sellers shall pay or otherwise satisfy in the Ordinary Course of Business all of their Liabilities and obligations.  Prior to the Closing, Foreign Subsidiaries shall pay or otherwise satisfy all of their Liabilities that are Retained Liabilities.  Buyer and Sellers hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the Contemplated Transactions.

Section 6.   Covenants of Buyer Prior to Closing

6.1   REQUIRED APPROVALS

As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions.  Buyer also shall cooperate, and cause its Related Persons to cooperate, with Sellers and Foreign Subsidiaries (a) with respect to all filings Sellers and/or Foreign Subsidiaries shall be required by Legal Requirements to make and (b) in obtaining all Consents identified in Part 3.2(c), provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 6.1.

6.2   BEST EFFORTS

Buyer shall use its Best Efforts to cause the conditions in Section 8 and Section 7.3 to be satisfied.

Section 7.   Conditions Precedent to Buyer’s Obligation to Close

Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1   ACCURACY OF REPRESENTATIONS

(a)   All of Sellers’, Foreign Subsidiaries’ and Design Partners’ representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Letter.

(b)   Each of the representations and warranties in Sections 3.2(a) and 3.4, and each of the representations and warranties in this Agreement that contains an express materiality qualification, shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Letter.

7.2   SELLERS’, FOREIGN SUBSIDIARIES’, DESIGN PARTNERS’ AND PRINCIPALS’ PERFORMANCE

All of the covenants and obligations that Sellers, Foreign Subsidiaries, Design Partners and Principals are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually) shall have been duly performed and complied with in all material respects.

7.3   CONSENTS

Each of the Consents identified in Exhibit 7.3 (the “Material Consents”) shall have been obtained and shall be in full force and effect.

7.4   ADDITIONAL DOCUMENTS

Sellers, Foreign Subsidiaries, Design Partners and Principals shall have caused the documents and instruments required by Section 2.7(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

(a)   an opinion of Howard & Howard Attorneys PLLC and/or appropriate foreign counsel, dated the Closing Date, in a form reasonably acceptable to Buyer;

(b)   The certificate, articles and/or equivalent of incorporation or formation and all amendments thereto of each Seller and each Foreign Subsidiary, duly certified as of a recent date by the Secretary of State of the jurisdiction of such Seller’s or such Foreign Subsidiary’s incorporation;

(c)   If requested by Buyer, any Consents or other instruments that may be required to permit Buyer’s qualification in each jurisdiction in which any Seller is licensed or qualified to do business as a foreign corporation under the name “Brandimage” or “LAGA” or any derivative thereof;

(d)   A payoff letter or equivalent from the holder of Sellers’ and Foreign Subsidiaries’ indebtedness for money borrowed;

(e)   Releases of all Encumbrances on the Assets, other than Permitted Encumbrances, including releases of each mortgage of record and reconveyances of each deed of trust with respect to each parcel of real property included in the Assets; and

(f)   Certificates dated as of a date not earlier than the thirtieth (30th) day prior to the Closing as to the good standing of each Seller and each Foreign Subsidiary and payment of all applicable state (or foreign jurisdiction) Taxes by each Seller and each Foreign Subsidiary, executed by the appropriate officials of the State (or nation) of organization and each jurisdiction in which any Seller or Foreign Subsidiary is licensed or qualified to do business as a foreign corporation as specified in Part 3.1(a).

7.5   NO PROCEEDINGS

Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

7.6   NO CONFLICT

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement

or Order that has been published, introduced or otherwise proposed by or before any Governmental Body, excluding Bulk Sales Laws.

7.7   REAL PROPERTY LEASES

Buyer shall be satisfied with the terms and conditions of Sellers’ lease for their premises at (i) 644 Eden Park Drive, Cincinnati, Ohio 45202-6031 and (ii) 990 Skokie Boulevard, Northbrook, Illinois 60062-4005, or Buyer shall have renegotiated the terms and conditions of any such lease to Buyer’s reasonable satisfaction.  The lessor under each such lease shall have consented to the transactions contemplated hereby or Buyer shall have concluded that any such Consent is not required.

7.8   GOVERNMENTAL AUTHORIZATIONS

Buyer shall have received such Governmental Authorizations as are necessary or desirable to allow Buyer to operate the Assets from and after the Closing.

7.9   ENVIRONMENTAL REPORT

Buyer shall have received any existing environmental site assessment report with respect to Sellers’ Facilities, which report shall be reasonably acceptable in form and substance to Buyer.

7.10   WARN ACT NOTICE PERIODS AND EMPLOYEES

(a)   All requisite notice periods under the Warn Act shall have expired.

(b)   Buyer shall have entered into employment agreements with those employees of Seller identified in Exhibit 7.10.

(c)   Those key employees of Sellers identified on Exhibit 7.10, or substitutes therefor who shall be acceptable to Buyer, in its sole discretion, shall have accepted employment with Buyer with such employment to commence on and as of the Closing Date.

(d)   Substantially all other employees of Sellers shall be available for hiring by Buyer, in its sole discretion, on and as of the Closing Date.

7.11   ANCILLARY AGREEMENTS

The relevant Persons shall have entered into ancillary agreements in form and substance as set forth in Exhibit 7.11 hereto.

7.12   ACCOUNT RELATIONSHIPS

Buyer’s President or Vice President shall have the opportunity to meet together with a representative of Sellers with Sellers’ key account relationships and Buyer shall be reasonably satisfied as to the existence and condition of the account relationship are materially accurate as represented by Sellers.

7.13   FIXED AND OTHER ASSETS

The Assets include all fixed assets (less normal depreciation) and any other tangible and intangible assets of Sellers and Foreign Subsidiaries shown on the Interim Statement of Assets and Liabilities of Sellers delivered by Seller Representative to Buyer pre-Closing.

7.14   DUE DILIGENCE

Buyer shall have not notified Seller Representative by September 28, 2011 that Buyer’s due diligence investigation shall have uncovered items or circumstances that are Materially adverse to the Business or the Assets.

Section 8.   Conditions Precedent to Sellers’ Obligation to Close

Sellers’ obligation to sell the Assets and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers in whole or in part):

8.1   ACCURACY OF REPRESENTATIONS

All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually) shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

8.2   BUYER’S PERFORMANCE

All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

8.3   CONSENTS

Each of the Consents identified in Exhibit 8.3 shall have been obtained and shall be in full force and effect.

8.4   ADDITIONAL DOCUMENTS

Buyer shall have caused the documents and instruments required by Section 2.7(b) and the following documents to be delivered (or tendered subject only to Closing) to Sellers, Design Partners and Principals:

(a)   an opinion of Vedder Price P.C., dated the Closing Date, in a form acceptable to Seller Representative; and

(b)   the certificate, articles and/or equivalent of incorporation or formation and all amendments thereto of Buyer, duly certified as of a recent date by the Secretary of State of the jurisdiction of Buyer’s incorporation.

8.5   NO INJUNCTION

There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

Section 9.   Termination

9.1   TERMINATION EVENTS

By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

(a)   by Buyer if a material Breach of any provision of this Agreement has been committed by Sellers, Foreign Subsidiaries or Design Partners and such Breach has not been cured after reasonable notice or waived by Buyer;

(b)   by Sellers if a material Breach of any provision of this Agreement has been committed by Buyer and such Breach has not been cured after reasonable notice or waived by Seller Representative;

(c)   by Buyer if any condition in Section 7 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived or Sellers have not satisfied such condition on or before such date plus a reasonable cure period;

(d)   by Sellers if any condition in Section 8 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Sellers or Design Partners to comply with their obligations under this Agreement), and Seller Representative has not waived or Buyer has not satisfied such condition on or before such date plus a reasonable cure period;

(e)   by mutual consent of Buyer and Sellers, Foreign Subsidiaries, Design Partners and Principals;

(f)   by Buyer, if the Closing has not occurred on or before November 30, 2011, or such later date as the parties may agree upon, unless the Buyer is in material Breach of this Agreement; or

(g)   by Sellers and Design Partners, if the Closing has not occurred on or before November 30, 2011, or such later date as the parties may agree upon, unless the Sellers or Design Partners are in material Breach of this Agreement.

9.2   EFFECT OF TERMINATION

Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2 and Sections 12 and 13 (except for those in Section 13.5) will survive; provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

Section 10.   Additional Covenants

10.1   EMPLOYEES AND EMPLOYEE BENEFITS

(a)   Information on Active Employees.  For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by Sellers and Foreign Subsidiaries for the Business who are:

(i)   bargaining unit employees currently covered by a collective bargaining agreement, or

(ii)   employed exclusively in the Business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

(b)   Employment of Active Employees by Buyer.

(i)   Buyer shall hire the Active Employees of Sellers specified on Part 10.1(b) as updated at the Closing.  Not later than three (3) days prior to the Closing Date, Buyer and Sellers will develop a list of Active Employees to whom Buyer will offer employment upon the Effective Time (the “Hired Active Employees”).  Subject to Legal Requirements, Buyer will have reasonable access to the Facilities and personnel Records (including performance appraisals, disciplinary actions, grievances and medical Records) of Sellers and Foreign Subsidiaries for the purpose of preparing for and conducting employment interviews with all Active Employees and will conduct the interviews as expeditiously as possible prior to the Closing Date.  Access will be provided by Sellers and Foreign Subsidiaries upon reasonable prior notice during normal business hours.  Effective immediately before the Closing, Sellers will terminate the employment of all of its Hired Active Employees.

(ii)   Neither any Seller, Design Partners nor any Principal nor their Related Persons shall solicit the continued employment of any Active Employee or hire any Active Employee (unless and until Buyer has informed Seller Representative in writing that the particular Active Employee will not receive any employment offer from

Buyer) or for a period of five (5) years (two (2) years with respect to the non-hire covenant) after the Closing Date, the employment of any Hired Active Employee after the Closing.  Buyer shall inform Seller Representative promptly of the identities of those Active Employees to whom it will not make employment offers, and Seller Representative shall assist Buyer in complying with the WARN Act as to those Active Employees.  Neither Sellers, Design Partners nor Principals shall be deemed to have breached the non-solicitation covenant contained herein if any such Hired Active Employee responds to an advertisement of general publication.

(iii)   It is understood and agreed that (A) Buyer’s expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements).  Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(c)   Salaries and Benefits.

(i)   Except to the extent included within the Assumed Liabilities, Sellers shall be responsible for (A) the payment of all wages and other remuneration due to their Active Employees with respect to their services as employees of Sellers through the close of business on the Closing Date, including pro rata bonus payments and all vacation pay earned prior to the Closing Date; (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA; and (C) any and all payments to employees required under the WARN Act.

(ii)   Sellers shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Employee Plans.  For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

(d)   Sellers’ Retirement and Savings Plans.

(i)   All Hired Active Employees who are participants in Sellers’ retirement plans shall retain their accrued benefits under Sellers’ retirement plans as of the Closing Date, and Sellers (or Sellers’ retirement plans) shall retain sole liability for the payment of such benefits as and when such Hired Active Employees become eligible therefor under such plans.  All Hired Active Employees shall become fully vested in their accrued benefits under Sellers’ retirement plans as of the Closing Date, and Sellers will so amend such plans if necessary to achieve this result.  Sellers shall cause the assets of each Employee Plan to equal or exceed the benefit liabilities of such Employee Plan on a plan-termination basis as of the Effective Time.

(ii)   Sellers shall take such actions as are necessary in order that the Hired Active Employees shall be fully vested in their accounts under such plan as of the Closing Date and all payments thereafter shall be made from such plan as provided in the plan.

(e)   No Transfer of Assets.  Neither any Seller nor Design Partners nor their respective Related Persons will make any transfer of pension or other employee benefit plan assets to Buyer.  The preceding sentence shall not preclude Hired Active Employees from electing to roll over their account balances in Sellers’ savings plan to the Buyer’s savings plan and Buyer shall take such reasonable actions as may be necessary to permit such rollovers by Hired Active Employees, unless Buyer determines in good faith that the acceptance of rollovers from Sellers’ savings plan would adversely affect the qualified status of Buyer’s savings plan.

(f)   Collective Bargaining Matters.  Buyer will set its own initial terms and conditions of employment for the Hired Active Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by law.  Buyer is not obligated to assume any collective bargaining agreements under this Agreement.  Sellers shall be solely liable for any severance payment required to be made to its employees due to the Contemplated Transactions.  Any bargaining obligations of Buyer with any union with respect to bargaining unit employees subsequent to the Closing, whether such obligations arise before or after the Closing, shall be the sole responsibility of Buyer.

(g)   General Employee Provisions.

(i)   Sellers, Foreign Subsidiaries and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 10.1 as may be necessary to carry out the arrangements described in this Section 10.1.

(ii)   Sellers, Foreign Subsidiaries and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 10.1.

(iii)   If any of the arrangements described in this Section 10.1 are determined by the IRS or other Governmental Body to be prohibited by law, Sellers and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

(iv)   Sellers shall provide Buyer with completed I-9 forms (or equivalent forms required by local law) and attachments with respect to all Hired Active Employees, except for such employees as Sellers certify in writing to Buyer are exempt from such requirement.

(v)   Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Sellers.

(h)   Past Service credit in Buyer’s Employee Benefit Plans.

(i)   Buyer agrees that Hired Active Employees and employees of Foreign Subsidiaries will not be subject to any exclusion or penalty for pre-existing conditions that were covered under a medical plan of any Seller or Foreign Subsidiary covering such employees immediately prior to the Closing or any waiting period relating to coverage under the Buyer’s medical plan.  Buyer further agrees that, to the extent that the initial period of coverage for Hired Active Employees under any Employee Plan of Buyer that is an “Employee Welfare Benefit Plan,” as defined in Section 3(1) of ERISA, is not a full twelve (12) month period of coverage, Hired Active Employees and employees of Foreign Subsidiaries shall be given credit under the applicable welfare plan for any deductibles and co-insurance payments made by such employees under the corresponding Seller Employee Plan during the balance of such twelve (12) month period of coverage.

(ii)   With respect to any Buyer Employee Plan intended to qualify under Section 401(a) of the Code, the prior service with a Seller of Hired Active Employees and employees of Foreign Subsidiaries shall be taken into account for purposes of eligibility and vesting under such Plans.

(iii)   With respect to employee benefits such as vacation pay, sick pay, personal days, and the like, the prior service with a Seller of Hired Active Employees and employees of Foreign Subsidiaries shall be applied for purposes of eligibility, vesting and the level of benefit to which the employee is entitled.

10.2   PAYMENT OF ALL TAXES RESULTING FROM SALE OF ASSETS BY SELLERS

Sellers shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.

10.3   PAYMENT OF OTHER RETAINED LIABILITIES

In addition to payment of Taxes pursuant to Section 10.2, Sellers shall pay, or make adequate provision for the payment, in full all of the Retained Liabilities and other Liabilities of Sellers under this Agreement.  If any such Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Assets or conduct of the Business previously conducted by Sellers with the Assets, Buyer may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) and Sellers and Design Partners shall indemnify Buyer for any amount so paid pursuant to the provisions of Section 11.

10.4   INTENTIONALLY OMITTED

10.5   REMOVING EXCLUDED ASSETS

On or before the Closing Date, Sellers shall remove all Excluded Assets from all Facilities and other Real Property to be occupied by Buyer.  Such removal shall be done in such manner as to avoid any damage to the Facilities and other properties to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the Closing.  Any damage to the Assets or to the Facilities resulting from such removal shall be paid by Sellers at the Closing.  Should Sellers fail to remove the Excluded Assets as required by this Section, Buyer shall have the right, but not the obligation:  (a) to remove the Excluded Assets at Sellers’ sole cost and expense; (b) to store the Excluded Assets and to charge Sellers all storage costs associated therewith; (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity.  Sellers shall promptly reimburse Buyer for all costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Sellers on or before the Closing Date.

10.6   REPORTS AND RETURNS

Sellers shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the Business of Sellers as conducted using the Assets, to and including the Effective Time.

10.7   ASSISTANCE IN PROCEEDINGS

Sellers will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Sellers or their Business or either Principal.

10.8   NONCOMPETITION, NONSOLICITATION AND NONDISPARAGEMENT

(a)   For a period of five (5) years after the Closing Date, none of any Seller, Design Partners nor any Principal shall without the prior written consent of Buyer:  (i) solicit for employment any employee of any Seller who continued employment with Buyer after the Closing Date; (ii) directly or indirectly, alone or as a member of a partnership, or as an officer, stockholder (owning more than five percent of outstanding stock), corporate director, employee, consultant, or representative of any company or entity, compete with Buyer within the United States of America, Canada, the United Kingdom, Europe, Korea, China or Southeast Asia (the

“Territory”), in the Proscribed Business as conducted by Sellers or Foreign Subsidiaries prior to the Closing or the Brandimage division of Schawk after the Closing; or (iii) perform any act which would divert from Buyer to any person or entity in which he has an interest or by whom he is employed, any trade or business with any customer with whom any Seller had any contact or association during the three year preceding the date hereof, or with any party whose identity or potential as a customer of any Seller was confidential or learned by Sellers or Principals during any period while each Principal was employed by or was a consultant to a Seller or the Brandimage division of Schawk.  Notwithstanding the foregoing, the restrictions contained in this Agreement shall not apply to any business or activity acquired by Design Partners or Principals, which is not primarily engaged in the Proscribed Business; so long as Design Partners or Principals use best efforts to divest that portion of any such business which would otherwise violate the non-solicitation provisions contained herein within a reasonable period after acquiring such business.  Further, Sellers, Design Partners or Principals, as applicable, shall provide Buyer with a bona fide “first look” to purchase any such business unit or division.  In the event that, based on such “first look,” Buyer makes a bona fide offer for such business unit or division, which offer is not accepted by Sellers, Design Partners or Principals, as applicable, then Sellers, Design Partners or Principals, as applicable, shall provide Buyer with a right of first refusal with respect to any offer for such business unit or division that Sellers, Design Partners or Principals are so willing to accept.  Buyer shall have ten (10) business days to exercise such right by providing Design Partners or its successor with a binding written offer accepting the third-party offer on its exact terms; absent such timely exercise, Buyer’s right shall be extinguished with respect to that specific business unit or division being offered for sale, provided, further, that such right shall be revived in the event the relevant third-party offer is not consummated within one hundred eighty (180) days thereafter.

(b)   Design Partners and each Principal acknowledges that by reason of its or his affiliation with Sellers it and he has had access to Sellers’ products, markets and business and financial information which Sellers considers to be confidential or proprietary (collectively, the “Confidential Information”).  Sellers, Design Partners and each Principal covenant and agree that such Confidential Information is included within the Assets and they shall not, for the shorter period of two (2) years after the Closing Date or the date the information becomes available in the public domain other than as a result of wrongful disclosure by a Seller or a Principal (and in any event excluding information of a general industry nature or becoming otherwise available through a different source), directly or indirectly, in the Territory, use for their own behalf or divulge to any third party any Confidential Information of Sellers.  Sellers, Design Partners and Principals agree to deliver to Buyer at the Closing all material (and all copies thereof) which contains or relates to Confidential Information.

(c)   Nondisparagement.  After the Closing Date, none of any Seller, Design Partners nor any Principal will disparage Buyer or any of Buyer’s shareholders, directors, officers, employees or agents.

(d)   Modification of Covenant.  If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 10.8(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.  This Section 10.8 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.  This Section 10.8 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Sellers, Design Partners or Principals.

(e)   Sellers, Design Partners and Principals acknowledge that the restrictions contained in this Section 10.8 are reasonable and necessary to protect the legitimate interests of Buyer, do not cause Sellers, Design Partners and/or any Principal undue hardship, and that any violations of any provision of this Section 10.8 will result in irreparable injury to Buyer and that, therefore, Buyer shall be entitled to preliminary and permanent injunctive relief in any court of competent jurisdiction and to an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled.

10.9   CUSTOMER AND OTHER BUSINESS RELATIONSHIPS

After the Closing until the first anniversary of the Closing Date, Sellers will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Sellers existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others.  At all times Sellers will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships.  After the Closing until the first anniversary of the Closing Date, Sellers will refer to Buyer all bona fide sales opportunities.  Until the expiration of the non-compete period, none of any Seller, Design Partners nor any Principal nor any of its officers, employees, agents or shareholders shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the Proscribed Business to be engaged in after the Closing.  Sellers and Principals will refrain from disparaging the name or business of Buyer.

10.10   RETENTION OF AND ACCESS TO RECORDS

After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices those Records of Sellers delivered to Buyer but in no event for a period less than for five (5) years since the Closing Date.  Buyer also shall provide Sellers, Design Partners and Principals and their Representatives reasonable access thereto, during normal business hours and on at least three (3) days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits.  After the Closing Date, Sellers, Design Partners and Principals shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three (3) days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.  Upon request from Sellers, Buyer will cooperate with Seller to export from any of the information systems contained within the Assets any such Records that are Excluded Assets or that are necessary to permit Sellers to prepare financial statements or to prepare tax returns or to deal with Tax Audits.  Until such information is delivered or exported to Sellers, it shall be maintained in strict confidentiality and, to the extent included in Excluded Assets, remain the sole property of Sellers.

10.11   REPLACEMENT OF FIDUCIARIES AND OTHER REPRESENTATIVES.

On the Closing Date, Sellers shall cause all Sellers and Sellers’ Representatives to resign from any and all fiduciary positions and in any other representative capacity as it relates to the Foreign Subsidiaries, and Buyer shall duly appointed replacements thereto.

10.12   FURTHER ASSURANCES

Subject to the proviso in Section 6.1, the parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

Section 11.   Indemnification; Remedies

11.1   SURVIVAL

All representations, warranties, covenants and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificates delivered pursuant to Section 2.7 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.7.  All representations, warranties, covenants and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificates delivered pursuant to Section 2.7 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.7.  Notwithstanding anything set forth herein to the contrary, no party shall be entitled to recover Damages from the other party for a breach or default of a representation or warranty made in this Agreement if such party had actual Knowledge of such breach or default and the consequences thereof (including, without limitation, a reasonable understanding of the potential damages arising out of such breach or default) and closed on the transactions contemplated hereby despite Knowledge of such breach or default and the consequences thereof.

11.2   INDEMNIFICATION AND REIMBURSEMENT BY SELLERS AND DESIGN PARTNERS

Each Seller and Design Partners, jointly and severally, will indemnify and hold harmless Buyer, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a)   any Breach of any representation or warranty made by any Seller or Design Partners in (i) this Agreement (without giving effect to any supplement to the Disclosure Letter, except as agreed to by Buyer prior to or at the Closing), (ii) the Disclosure Letter, (iii) the supplements to the Disclosure Letter, (iv)any transfer instrument or (v) any other certificate, document, writing or instrument delivered by any Seller or Design Partners pursuant to this Agreement;

(b)   any Breach of any covenant or obligation of any Seller, Design Partners or Principals in this Agreement or in any other certificate, document, writing or instrument delivered by any Seller or Design Partners pursuant to this Agreement;

(c)   any Liability arising out of the ownership or operation of the Assets prior to the Effective Time other than the Assumed Liabilities;

(d)   any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with any Seller or Design Partners (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

(e)   any product or component thereof manufactured by or shipped, or any services provided by, any Seller, in whole or in part, prior to the Closing Date;

(f)   any matter disclosed in those Parts of the Disclosure Letter identified by Buyer to Seller Representative in writing at least three (3) days prior to the Closing Date and agreed to by Seller Representative;

(g)   any noncompliance with any Bulk Sales Laws or fraudulent transfer law in respect of the Contemplated Transactions;

(h)   any liability under the WARN Act or any similar state or local Legal Requirement that may result from an “Employment Loss”, as defined by 29 USC sect. 2101(a)(6), caused by any action of Sellers prior to the Closing or by Buyer’s decision not to hire previous employees of Sellers;

(i)   any Employee Plan established or maintained by any Seller; or

(j)   any Retained Liabilities.

11.3   INDEMNIFICATION AND REIMBURSEMENT BY BUYER

Buyer will indemnify and hold harmless each Seller and Design Partners, and will reimburse each Seller and Design Partners, for any Damages arising from or in connection with:

(a)   any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b)   any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(c)   any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions; or

(d)   any obligations of Buyer with respect to bargaining with the collective bargaining representatives of Hired Active Employees subsequent to the Closing.

11.4   LIMITATIONS ON AMOUNT—SELLERS AND DESIGN PARTNERS

Sellers and Design Partners shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.2(a) until each such claim or series of related claims exceed Four Thousand Dollars ($4,000) (“Di Minimis Claim”) and then after the total of all Damages with respect to such matters exceeds Two Hundred Thousand Dollars ($200,000) and then only for the amount by which such Damages exceed Two Hundred Thousand Dollars ($200,000) (the “Basket”); provided that the maximum aggregate liability of the Sellers and Design Partners to the Buyer Indemnified Persons all taken together for all Losses pursuant to Section 11.2 shall not exceed an amount equal to Four Million Dollars ($4,000,000) (the “Indemnification Cap”).  However, except as provided in the next sentence, this Section 11.4 will not apply to claims under Section 11.2(b) through (j) or to matters arising in respect of Sections 3.9 (Title to Assets; Encumbrances), 3.11 (Accounts Receivables), 3.14 (Taxes) and 3.29 (Brokers or Finders).  The foregoing notwithstanding, Seller and Design Partners shall be entitled to the benefits of the Di Minimis Claim and the Basket with respect to claims based on unpaid Retained Liabilities of Foreign Subsidiaries.

11.5   LIMITATIONS ON AMOUNT—BUYER

Buyer will have no liability (for indemnification or otherwise) with respect to claims  under Section 11.3(a) until the total of all Damages with respect to such matters exceed Two Hundred Thousand Dollars ($200,000) and then only for the amount by which such Damages exceed Two Hundred Thousand Dollars ($200,000).  However, this Section 11.5 will not apply to claims under Section 11.3(b) through (e) or matters arising in respect of Section 4.4 (Brokers or Finders) or to any Breach of any of Buyer’s representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches.

11.6   TIME LIMITATIONS

(a)   If the Closing occurs, Sellers and Design Partners will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date (other than those in Sections 2.1 and 2.4(b) and Sections 10 and 12, as to which a claim may be made at any time within the applicable statute of limitation time period) or (ii) a representation or warranty (other than those in Sections 3.9 (Title to Assets; Encumbrances), 3.14 (Taxes), 3.16 (Employee Benefits), 3.22 (Environmental Matters) and 3.29 (Brokers or Finders), as to which a claim may be made at any time within the applicable statute of limitation time period), only if on or before April 1, 2013, Buyer notifies Seller Representative of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.

(b)   If the Closing occurs, Buyer will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date (other than those in Section 12, as to which a claim may be made at any time within the applicable statute of limitation time period) or (ii) a representation or warranty (other than that set forth  in Section 4.4, as to which a claim may be made at any time within the applicable statute of limitations time period), only if on or before April 1, 2013, Seller Representative notifies Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Sellers or Design Partners.

11.7   ESCROW

Upon notice to Seller Representative specifying in reasonable detail the basis therefor, Buyer may, in good faith and after reasonable inquiry into the validity of the claim, give notice of a claim in such amount under the Escrow Agreement.  Neither the exercise of nor the failure to exercise such right to give a notice of a claim under the Escrow Agreement will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.  Buyer shall be liable for attorney fees of Sellers and Design Partners if any such claim is determined to be meritless, as the prevailing party as provided in Section 12.3.

11.8   THIRD-PARTY CLAIMS

(a)   Promptly after receipt by a Person entitled to indemnity under Section 11.2 or 11.3 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b)   If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.9(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person.  After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Section 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation.  If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent.  If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c)   Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(d)   Notwithstanding the provisions of Section 12.4, each Seller and Design Partners hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on any Seller or Design Partners with respect to such a claim anywhere in the world.

(e)   With respect to any Third-Party Claim subject to indemnification under this Section 11: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f)   With respect to any Third-Party Claim subject to indemnification under this Section 11, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges.  In connection therewith, each party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work product privilege.

11.9   OTHER CLAIMS

A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after determination of the validity of such Third-Party Claim by way of the claims procedures set forth in this Agreement or by judicial determination.

11.10   INDEMNIFICATION IN CASE OF STRICT LIABILITY OR INDEMNITEE NEGLIGENCE

THE INDEMNIFICATION PROVISIONS IN THIS SECTION 11 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT).

11.11   MITIGATION

No Indemnified Party shall be entitled to recover more than the full amount of any Loss incurred by such Indemnified Party under the provisions of this Agreement in respect of any such Loss.  Without limiting the generality of the foregoing, the amount of any Losses subject to indemnification under Section 11.2 and 11.3 shall be reduced by the amounts actually recovered by the Indemnified Party incurring such Loss under applicable insurance policies with respect to claims related to such Losses.  For purposes of this Article 11, “Loss” or “Losses” means any and all judgments, losses, Liabilities, amounts paid in settlement, damages, fees, fines, penalties, deficiencies, costs and expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

11.12   EXCLUSIVE REMEDY

Except as otherwise expressly provided for in this Agreement following the Closing, the indemnification provided by this Article 11 shall be the exclusive remedy for Buyer or Sellers and Design Partners, as the case may be, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that nothing herein will limit in any way any such Indemnified Party’s (a) remedies in respect of fraud or willful or intentional breach of any representation, warranty, covenant or agreement herein or Buyer’s remedies in respect of any breach of the covenants contained in Section 10.1(b)(ii) (Non-Solicitation of Hired Employees) and 10.8 (Non-Competition, Non-Solicitation and Non-Disparagement) or (b) rights hereunder to injunctive or other equitable relief to enforce its rights under this Agreement, the Escrow Agreement or in connection with the transactions contemplated hereby.

Section 12.   General Provisions

12.1   EXPENSES

Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives.  Buyer will pay one-half and Sellers will pay one-half of the fees and expenses of the Escrow Agent under the Escrow Agreement.  If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.  In any action brought by Sellers and/or Design Partners, on the one hand, or Buyer, on the other, to enforce any of the provisions of this Agreement and the other agreements and documents referred to herein, all expense incurred by the prevailing party(ies) in connection with such actions, including reasonable attorneys’ fees shall be borne by the non-prevailing party(ies) in such action.

12.2   PUBLIC ANNOUNCEMENTS

Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines.  Except with the prior consent of Buyer or as permitted by this Agreement, none of Sellers nor Design Partners nor Principals nor any of their Representatives shall disclose to any Person (a) the fact that any Confidential Information of Sellers or Design Partners has been disclosed to Buyer or its Representatives, that Buyer or its Representatives have inspected any portion of the Confidential Information of Sellers or Design Partners, that any Confidential Information of Buyer has been disclosed to Sellers or Design Partners or their Representatives or that Sellers or Design Partners or their Representatives have inspected any portion of the Confidential Information of Buyer or (b) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement).  Seller Representative and Buyer will consult with each other concerning the means by which Sellers’ employees, customers, suppliers and others having dealings with any Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

12.3   NOTICES

All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Sellers, Design Partners and/or Principals:	Design Partners Group, LLC 125 Cumberland Street, Suite 1610 Toronto ON M5R 3M9 Attention: Mark Anthony Facsimile No.: (647) 346-7019
With a copy to:	Howard & Howard Attorneys PLLC 450 West Fourth Street Royal Oak, MI 48067 Attention: Joseph J. DeVito, Esq. Facsimile No.: (248) 645-1568
Buyer:	Schawk, Inc. 1695 South River Road Des Plaines, IL 60018 Attention: Ronald J. Vittorini Facsimile No.: (847) 827-1264
With a copy to:	Vedder Price P.C. 222 North LaSalle Street, Suite 2600 Chicago, IL 60601 Attention: John T. McEnroe Facsimile No.: (312) 609-5005

12.4   ARBITRATION

If there is any dispute or claim concerning the interpretation of this Agreement, and the relative rights and obligations of the parties hereunder, the parties agree that each party will provide written notice of any claim or dispute under this Agreement, and will use best efforts for a period of thirty (30) days following delivery of such notice to agree upon a mutually acceptable attorney to act as an arbitrator of such claim or dispute.  If the parties are not able to agree on a mutually satisfactory arbitrator within the foregoing thirty (30)-day period, each party will designate an attorney and the two attorneys so designated will select a third attorney to act as an arbitrator of such claim or dispute.  Any such arbitration shall be conducted in accordance with the rules of the American Arbitration Association.  The decision of any arbitrator selected in accordance with this Section 12.4 will be final and binding upon the parties.  In order to be selected as an arbitrator pursuant to this Section 12.4, an attorney must be a transactional specialist, independent in all respects and unconflicted, of a law firm licensed in the State of Illinois.  Any such arbitration proceeding shall be conducted in the Chicago, Illinois metropolitan area.

12.5   ENFORCEMENT OF AGREEMENT

Each Seller, Design Partners and each Principal acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by any Seller, Design

Partners or any Principal could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

12.6   WAIVER; REMEDIES CUMULATIVE

The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.7   ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and, post-Closing, any confidentiality agreement between Buyer and Sellers) and constitutes (along with the Disclosure Letter, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

12.8   DISCLOSURE LETTER AND EXHIBITS

(a)   The information in the Disclosure Letter constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Sellers and Design Partners as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement.  If there is any inconsistency between the statements in this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

(b)   From time to time prior to the Closing Date, Sellers will promptly supplement or amend the Disclosure Letter (i) if any matter arises hereafter which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Letter, or (ii) if it becomes necessary to correct any information in the Disclosure Letter which has become inaccurate; provided, however, that no such supplement or amendment to the Disclosure Letter shall be considered in determining satisfaction of the conditions set forth in Section 7 of this Agreement.  If on the date on which this Agreement is executed by all parties hereto any Part of the Disclosure Letter has not been completed, then such Part shall be completed as promptly as commercially practical and such completed Part shall be treated as a supplement or amendment to the Disclosure Letter.  Notwithstanding the foregoing, if such supplemental or amended disclosure (i) does not constitute a Material Adverse Effect, or (ii) such item is a Retained Liability, then Buyer shall not rely upon any such item as a basis to claim a condition in Section 7 has not been satisfied.

(c)   If on the date on which this Agreement is executed by all parties thereto, any Exhibit is not completed, then such Exhibit shall be completed as promptly as agreed to by each party acting in a commercially reasonable manner.

12.9   ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS

All representations, warranties, covenants, terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto; provided, however, that none of the rights or obligations of any of the parties hereto may be assigned without the prior written consent of, in the case of assignment by Sellers or Design Partners, Buyer, or, in the case of assignment by Buyer, Seller Representative, which consent shall not unreasonably be withheld; provided, however, that Buyer may assign all or part of its rights under this Agreement and may delegate all or part of its obligations under this Agreement to one or more corporations or other entities all or substantially all of the capital stock or equity interest of which is owned, directly or indirectly, by Buyer or Buyer’s Subsidiaries, in which event all the rights and power of Buyer and the remedies available to it under this Agreement shall extend to and be enforceable by such assignee.  Any such assignment and delegation shall not release Buyer from its obligations under this Agreement, and further Buyer guarantees to Sellers, Design Partners and Principals the performance by each such assignee of its obligations under this Agreement.  In the event of any such assignment and delegation, the term “Buyer” or “Schawk” as used in this Agreement shall be deemed to refer to each such assignee of Buyer and shall be deemed to include both Buyer and each such assignee where appropriate.

12.10   SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.11   CONSTRUCTION

The headings of Sections and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Sections,”

“Sections” and “Parts” refer to the corresponding Sections, Sections and Parts of this Agreement and the Disclosure Letter.

12.12   TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.13   GOVERNING LAW

This Agreement will be governed by and construed under the laws of the State of Illinois without regard to conflicts-of-laws principles that would require the application of any other law.

12.14   EXECUTION OF AGREEMENT

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

12.15   SELLERS’ AND DESIGN PARTNERS’ OBLIGATIONS

The liability of each Seller and Design Partners hereunder shall be joint and several with each other Seller and Design Partners.  Where in this Agreement provision is made for any action to be taken or not taken by any Seller, each other Seller and Design Partners jointly and severally undertake to cause such Seller to take or not take such action, as the case may be.  Without limiting the generality of the foregoing, each Seller and Design Partners shall be jointly and severally liable for the indemnities set forth in Section 11.

12.16   REPRESENTATIVE OF SELLERS AND DESIGN PARTNERS

(a)   Each Seller and Design Partners hereby constitutes and appoints Brandimage as its representative (“Seller Representative”) and its true and lawful attorney in fact, with full power and authority in each of their names and on behalf of each of them:

(i)   to act on behalf of each of them in the absolute discretion of the Seller Representative, but only with respect to the following provisions of this Agreement, with the power to: (A) designate the accounts for payment of the Purchase Price pursuant to Section 2.7(b)(i); (B) act pursuant to Section 2.9 with respect to any Purchase Price adjustment; (C) act under the Escrow Agreement; (D) consent to the assignment of rights under this Agreement in accordance with Section 12.9; (E) give and receive notices pursuant to Section 12.3; (F) terminate this Agreement pursuant to Section 9.1 or waive any provision of this Agreement pursuant to Section 8, Section 9.1 and Section 12.6; and (G) act in connection with any matter as to which each Seller and

Design Partners, jointly and severally, have obligations, or are Indemnified Persons, under Section 11; and

(ii)   in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 12.16.

This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made herein and is irrevocable and shall not be terminated by any act of any other Seller or Design Partners or by operation of law, or by the occurrence of any other event.  Design Partners and each Seller hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Seller Representative pursuant to this Section 12.16.  Design Partners and each Seller agree that Seller Representative shall have no obligation or liability to any Person for any action or omission taken or omitted by Seller Representative in good faith hereunder.

(b)   Buyer and the Escrow Agent shall be entitled to rely upon any document or other paper delivered by Seller Representative as (i) genuine and correct and (ii) having been duly signed or sent by Seller Representative, and neither Buyer nor such Escrow Agent shall be liable to any Principal, Design Partners or any Seller for any action taken or omitted to be taken by Buyer or such Escrow Agent in such reliance.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER: SCHAWK USA INC. By:/s/David Schawk Name: David Schawk Title: President & C.E.O.	PRINCIPALS: /s/Mark Anthony MARK ANTHONY (solely for purposes of the last sentence of Sections 3.2, 5.4, 5.5, 5.6, 10.1, 10.8, 10.9, 12.2 and 12.5)
/s/John Hilbrich JOHN HILBRICH (solely for purposes of the last sentence of Sections 3.2, 5.4, 5.5, 5.6, 10.1, 10.8, 10.9, 12.2 and 12.5)
DESIGN PARTNERS, LLC, a Nevada limited liability company By:/s/John Hilbrich Name: John Hilbrich Title: Member

SELLERS: LAGA, INC., a Delaware corporation By:/s/Mark Anthony Name: Mark Anthony Title: President
LIPSON ASSOCIATES, INC., an Ohio corporation By:/s/Mark Anthony Name: Mark Anthony Title: President

FOREIGN SUBSIDIARIES: BRANDIMAGE-DESGRIPPES & LAGA, a French company By:/s/Mark Anthony Name: Mark Anthony Title: Director
BRANDIMAGE BELGIQUE HOLDING S.A. F/K/A DESGRIPPES GOBE BRUXELLES S.A., a Belgian company By:/s/Mark Anthony Name: Mark Anthony Title: Director
DESGRIPPES GOBE GROUP (HK) LTD., a Hong Kong company By:/s/Mark Anthony Name: Mark Anthony Title: Director
DESGRIPPES (SHANGHAI), BRAND CONSULTING CO LTD., a PRC company By:/s/Mark Anthony Name: Mark Anthony Title: Director
DESGRIPPES GOBE GROUP (YUHAN HOESA), a Korean company By:/s/Mark Anthony Name: Mark Anthony Title: Director

ACCEPTANCE AND AGREEMENT OF SELLER REPRESENTATIVE

The undersigned, being Seller Representative designated in Section 12.16 of the foregoing Asset Purchase Agreement, agrees to serve as Seller Representative and to be bound by the terms of such Asset Purchase Agreement pertaining thereto.

LAGA, INC. By:/s/Mark Anthony Name: Mark Anthony Title: President
Dated: ____________________, 2011

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

This First Amendment to Asset Purchase Agreement (“First Amendment”) is dated as of September 28, 2011, by and among SCHAWK USA INC., a Delaware corporation (“Buyer” or “Schawk”); LAGA, INC. (d/b/a Brandimage Desgrippes & LAGA and herein “Brandimage” or “Seller Representative”), a Delaware corporation; LIPSON ASSOCIATES, INC., an Ohio corporation (“LAI” and together with Brandimage, individually a “Seller” and collectively “Sellers”); Brandimage-Desgrippes & LAGA, a French company (“LAGA Paris”), Brandimage Belgique Holdings S.A. f/k/a Desgrippes Gobe Bruxelles S.A., a Belgian company (“LAGA Brussels”), Desgrippes Gobe Group (HK) Ltd., a Hong Kong company (“LAGA Hong Kong”), Desgrippes (Shanghai) Brand Consulting Co, Ltd., a PRC company (“LAGA Shanghai”) and Desgrippes Gobe Group (Yuhan Hoesa), a Korean company (“LAGA Seoul” and together with LAGA Paris, LAGA Brussels, LAGA Hong Kong and LAGA Shanghai, individually a “Foreign Subsidiary” and collectively “Foreign Subsidiaries”); Design Partners, LLC, a Nevada limited liability company (“Design Partners”), Mark Anthony, a resident of Ontario, Canada (“Anthony”); and John Hilbrich, a resident of Illinois (“Hilbrich”) (Anthony and Hilbrich are referred to herein individually as a “Principal” and collectively as “Principals”).

RECITALS

A.           Buyer, Sellers, Foreign Subsidiaries, Design Partners and Principals have entered into an Asset Purchase Agreement dated as of September 15, 2011 (said Asset Purchase Agreement is herein referred to as the “Asset Purchase Agreement”).

B.           Buyer, Sellers, Foreign Subsidiaries, Design Partners and Principals wish to amend certain provisions of the Asset Purchase Agreement as provided herein.

NOW, THEREFORE, the parties agree as follows:

1.   Definitions.  Capitalized terms used herein without definition shall have the meanings contained in the Asset Purchase Agreement.

2.   Closing.  Section 2.6 of the Asset Purchase Agreement is hereby deleted and the following is inserted in its stead:

“2.6           CLOSING.

The closing (“Closing”) of the transactions contemplated hereby shall take place on a date mutually agreed to by Sellers and Buyer, not later than October 7, 2011, with an effective date of 12:01 a.m. (Chicago time) October 8, 2011, at such place as may be mutually agreed to by Sellers and Buyer.”

3.   Due Diligence.  Section 7.14 of the Asset Purchase Agreement is hereby deleted and the following is inserted in its stead:

“7.14           DUE DILIGENCE

Buyer shall have not notified Seller Representative by 5:00 p.m. (CDT) October 4, 2011 that Buyer’s due diligence investigation shall have uncovered items or circumstances that are Materially adverse to the Business or the Assets.”

4.   Continuing Effect.  Except as otherwise specifically set out herein, the provisions of the Asset Purchase Agreement shall remain in full force and effect.

5.   Governing Law.  This First Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws.

6.   Counterparts.  This First Amendment may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.

[Signature Page Follows]

2

(Signature Page to First Amendment to Asset Purchase Agreement)

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first written above.

BUYER: SCHAWK USA INC. By:/s/Timothy J. Cunningham Name: Timothy J. Cunningham Title: EVP & CFO	PRINCIPALS: /s/Mark Anthony MARK ANTHONY
/s/John Hilbrich JOHN HILBRICH
DESIGN PARTNERS, LLC, a Nevada limited liability company By:/s/John Hilbrich Name: John Hilbrich Title: CEO

(Signature Page to First Amendment to Asset Purchase Agreement)

SELLERS: LAGA, INC., a Delaware corporation By:/s/John Hilbrich Name: John Hilbrich Title: CEO
LIPSON ASSOCIATES, INC., an Ohio corporation By:/s/John Hilbrich Name: John Hilbrich Title: CEO

(Signature Page to First Amendment to Asset Purchase Agreement)

FOREIGN SUBSIDIARIES:
BRANDIMAGE-DESGRIPPES & LAGA, a French company By:/s/ Mark Anthony Name: Mark Anthony Title: Director	BRANDIMAGE BELGIQUE HOLDING S.A. F/K/A DESGRIPPES GOBE BRUXELLES S.A., a Belgian company By:/s/ Mark Anthony Name: Mark Anthony Title: Director
DESGRIPPES GOBE GROUP (HK) LTD., a Hong Kong company By:/s/ Mark Anthony Name: Mark Anthony Title: Director	DESGRIPPES (SHANGHAI), BRAND CONSULTING CO LTD., a PRC company By:/s/ Mark Anthony Name: Mark Anthony Title: Director
DESGRIPPES GOBE GROUP (YUHAN HOESA), a Korean company By:/s/ Mark Anthony Name: Mark Anthony Title: Director

SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT

This Second Amendment to Asset Purchase Agreement (“Second Amendment”) is dated as of October 4, 2011, by and among SCHAWK USA INC., a Delaware corporation (“Buyer” or “Schawk”); LAGA, INC. (d/b/a Brandimage Desgrippes & LAGA and herein “Brandimage” or “Seller Representative”), a Delaware corporation; LIPSON ASSOCIATES, INC., an Ohio corporation (“LAI” and together with Brandimage, individually a “Seller” and collectively “Sellers”); Brandimage-Desgrippes & LAGA, a French company (“LAGA Paris”), Brandimage Belgique Holdings S.A. f/k/a Desgrippes Gobe Bruxelles S.A., a Belgian company (“LAGA Brussels”), Desgrippes Gobe Group (HK) Ltd., a Hong Kong company (“LAGA Hong Kong”), Desgrippes (Shanghai) Brand Consulting Co, Ltd., a PRC company (“LAGA Shanghai”) and Desgrippes Gobe Group (Yuhan Hoesa), a Korean company (“LAGA Seoul” and together with LAGA Paris, LAGA Brussels, LAGA Hong Kong and LAGA Shanghai, individually a “Foreign Subsidiary” and collectively “Foreign Subsidiaries”); Design Partners Group, LLC, a Nevada limited liability company (“Design Partners”), Mark Anthony, a resident of Ontario, Canada (“Anthony”); and John Hilbrich, a resident of Illinois (“Hilbrich”) (Anthony and Hilbrich are referred to herein individually as a “Principal” and collectively as “Principals”).

RECITALS

A.           Buyer, Sellers, Foreign Subsidiaries, Design Partners and Principals have entered into an Asset Purchase Agreement dated as of September 15, 2011 as amended by a certain First Amendment to Asset Purchase Agreement (“First Amendment”) dated as of September 28, 2011 by and among Buyer, Sellers, Foreign Subsidiaries, Design Partners and Principals (said Asset Purchase Agreement, as so amended, is herein referred to as the “Asset Purchase Agreement”).

B.           Buyer, Sellers, Foreign Subsidiaries, Design Partners and Principals wish to amend certain provisions of the Asset Purchase Agreement as provided herein.

NOW, THEREFORE, the parties agree as follows:

1.   Definitions.  Capitalized terms used herein without definition shall have the meanings contained in the Asset Purchase Agreement.

2.   Closing.  Section 2.6 of the Asset Purchase Agreement is hereby deleted and the following is inserted in its stead:

“2.6           CLOSING.

The closing (“Closing”) of the transactions contemplated hereby shall take place on a date mutually agreed to by Sellers and Buyer, not later than October 14, 2011, with an effective date of 12:01 a.m. (Chicago time) October 15, 2011, at such place as may be mutually agreed to by Sellers and Buyer.”

3.   Due Diligence.  Section 7.14 of the Asset Purchase Agreement is hereby deleted and the following is inserted in its stead:

“7.14           DUE DILIGENCE

Buyer shall have not notified Seller Representative by 5:00 p.m. (CDT) October 11, 2011 that Buyer’s due diligence investigation shall have uncovered items or circumstances that are Materially adverse to the Business or the Assets.”

4.   Design Partners.  The Asset Purchase Agreement as signed on September 15, 2011 and the First Amendment thereto mistakenly referred to Design Partners Group, LLC as Design Partners, LLC.  All references to Design Partners, LLC contained in said Asset Purchase Agreement and First Amendment shall be deemed to be references to Design Partners Group, LLC.

5.   Continuing Effect.  Except as otherwise specifically set out herein, the provisions of the Asset Purchase Agreement shall remain in full force and effect.

6.   Governing Law.  This Second Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws.

7.   Counterparts.  This Second Amendment may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.

[Signature Page Follows]

2

(Signature Page to Second Amendment to Asset Purchase Agreement)

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first written above.

BUYER: SCHAWK USA INC. By:/s/Timothy J. Cunningham Name: Timothy J. Cunningham Title: EVP & CFO	PRINCIPALS: /s/Mark Anthony MARK ANTHONY
/s/John Hilbrich JOHN HILBRICH
DESIGN PARTNERS GROUP, LLC, a Nevada limited liability company By:/s/John Hilbrich Name: John Hilbrich Title: CEO

(Signature Page to Second Amendment to Asset Purchase Agreement)

SELLERS: LAGA, INC., a Delaware corporation By:/s/John Hilbrich Name: John Hilbrich Title: CEO
LIPSON ASSOCIATES, INC., an Ohio corporation By:/s/John Hilbrich Name: John Hilbrich Title: CEO

(Signature Page to Second Amendment to Asset Purchase Agreement)

FOREIGN SUBSIDIARIES:
BRANDIMAGE-DESGRIPPES & LAGA, a French company By:/s/Mark Anthony Name: Mark Anthony Title: Director	BRANDIMAGE BELGIQUE HOLDING S.A. F/K/A DESGRIPPES GOBE BRUXELLES S.A., a Belgian company By:/s/Mark Anthony Name: Mark Anthony Title: Director
DESGRIPPES GOBE GROUP (HK) LTD., a Hong Kong company By:/s/Mark Anthony Name: Mark Anthony Title: Director	DESGRIPPES (SHANGHAI), BRAND CONSULTING CO LTD., a PRC company By:/s/Mark Anthony Name: Mark Anthony Title: Director
DESGRIPPES GOBE GROUP (YUHAN HOESA), a Korean company By:/s/Mark Anthony Name: Mark Anthony Title: Director

Execution Copy

October 19, 2011

LAGA, Inc. (Seller Representative)
c/o Design Partners Group, LLC
125 Cumberland Street, Suite 1610
Toronto, Ontario M5R 3M9

Re:	Escrow Agreement

Gentlemen:

Reference is made to (x) that certain Asset Purchase Agreement (“Acquisition Agreement”) dated as of September 15, 2011, by and among SCHAWK USA INC., a Delaware corporation (“Buyer” or “Schawk”); LAGA, INC. (d/b/a Brandimage Desgrippes & LAGA and herein “Brandimage” or “Seller Representative”), a Delaware corporation; LIPSON ASSOCIATES, INC., an Ohio corporation (“LAI” and together with Brandimage, individually a “Seller” and collectively “Sellers”); Brandimage-Desgrippes & LAGA, a French company (“LAGA Paris”), Brandimage Belgique Holding S.A. f/k/a Desgrippes Gobe Bruxelles S.A., a Belgian company (“LAGA Brussels”), Desgrippes Gobe Group (HK) Ltd., a Hong Kong company (“LAGA Hong Kong”), Desgrippes (Shanghai) Brand Consulting Co, Ltd., a PRC company (“LAGA Shanghai”) and Desgrippes Gobe Group (Yuhan Hoesa), a Korean company (“LAGA Seoul” and together with LAGA Paris, LAGA Brussels, LAGA Hong Kong and LAGA Shanghai, individually a “Foreign Subsidiary” and collectively “Foreign Subsidiaries”); Design Partners Group, LLC, a Nevada limited liability company (“Design Partners”), Mark Anthony, a resident of Ohio (“Anthony”); and John Hilbrich, a resident of Illinois (“Hilbrich”) (Anthony and Hilbrich are referred to herein individually as a “Principal” and collectively as “Principals”) and (y) that certain Escrow Agreement (“Escrow Agreement”) dated as of October 19, 2011 by PNC Bank, National Association, a national banking association (“Escrow Agent”), Buyer, Sellers and Design Partners.  Capitalized terms used herein without definition shall have the meanings contained in the Acquisition Agreement and/or the Escrow Agreement.

Sellers and/or Foreign Subsidiaries may have failed to file with the applicable French Governmental Authority in a timely manner certain Imprimé Fiscal Unique forms (“IFUs”) for the calendar years ending 2007, 2008 and 2009.  Sellers, at their own expense, shall file, or cause to be filed, such IFUs with the appropriate Governmental Authorities on or before March 1, 2012, and thereafter Sellers shall have the exclusive right to negotiate, compromise and settle the IFU Charges (as defined below) with notice to and reasonable cooperation from Buyer and LAGA Paris.  Buyer shall not and shall cause LAGA Paris to refrain from any act that would toll any statute of limitations applicable to the IFUs or otherwise exacerbate any IFU Charges (as defined below).  Any penalty, interest, charge or other matter (collectively “IFU Charges”) assessed against Sellers or any Foreign Subsidiary as a result of the late filing of such IFUs shall be a Retained Liability.  In the event that the applicable French Governmental Authority has not, to Buyer’s reasonable satisfaction, waived any and all IFU Charges, then Seller Representative, on behalf of Sellers and Design Partners, agrees that Buyer may file an Escrow Claim in the amount of the IFU Charges still potentially outstanding (the IFU Charges potentially assessable for periods where the applicable statute of limitations has not lapsed).  To the extent the potential

LAGA, Inc. (Seller Representative)
c/o Design Partners Group, LLC
October 19, 2011

liability for IFU Charges is still contingent, Design Partners (as Representative) may file an objection to such Escrow Claim.  The Escrow Claim shall then be resolved and distributed as provided in Section 8.1(c) of the Escrow Agreement.  Each of Buyer and Representative shall act in good faith to promptly inform the Escrow Agent whether any such Escrow Claim relating to IFU Charges should either be disbursed to Buyer or if any such Escrow Claim has been resolved and consequently withdrawn by Buyer.

The parties also agree that:

(A)           the valuation of the Purchased Assets shall be performed by KPMG, LLP and not Duff & Phelps, Ltd. as originally provided in Section 2.5;

(B)           any Retained Liability of a Foreign Subsidiary identified as of the applicable date of calculation and not paid on or prior to the Closing Date, shall be included as a current liability in the determination of Estimated Working Capital and Final Net Working Capital (but not Target Net Working Capital) in an amount agreed to by Buyer and Seller Representative, or as otherwise determined by Section 2.8 of the Acquisition Agreement;

(C)           the Escrow Amount shall be reduced to $3,000,000 and the Initial Cash Payment shall be increased to $22,000,000.  The Escrow Agreement shall provide that the amount to be released on the first anniversary of the Closing Date shall be equal to $1,000,000 minus disbursements or reserves for disbursements;

(D)           unfunded pension liabilities of LAGA Paris and LAGA Brussels shall be included within the Assumed Liabilities and shall not be Retained Liabilities.  At Closing, Buyer shall receive a credit against the Initial Cash Payment for $332,500 as a stipulated settlement amount and not subject to any true-up or post-Closing adjustment whatsoever;

(E)           Promptly after Closing, Sellers shall cause their Japanese Subsidiary to change its name in the manner Sellers are so required to change their names pursuant to Section 5.9 of the Acquisition Agreement.  Further, Buyer shall provide Sellers with a list of the customers of its Japanese Subsidiary (“Schawk Japanese Customers”).  Sellers shall cause their Japanese Subsidiary to comply with the provisions of Section 10.8 of the Acquisition Agreement; provided that the covenants contained in Section 10.8(a)(i) and (ii) shall only apply to Schawk Japanese Customers;

(F)           From and after the Effective Time, Sellers hereby appoint Buyer and each Subsidiary of Buyer as attorney-in-fact, with interest, to act for each Seller and in the name of either Seller to take any actions or execute any document, instrument, certificate, governmental form or the like (in each case without cost to Sellers, except as specifically provided for in the Acquisition Agreement) to effect the transfer of the capital stock or

LAGA, Inc. (Seller Representative)
c/o Design Partners Group, LLC
October 19, 2011

other equity interests of LAGA Hong Kong, LAGA Shanghai or LAGA Seoul to Buyer or one of Buyer’s Subsidiaries; and

(G)           Buyer agrees that any amounts credited against payments otherwise due to Sellers on the Closing Date for withholding or other Taxes payable in connection with the transactions contemplated by the Acquisition Agreement shall be so applied to such Taxes assessable against or the responsibility of Sellers or refunded to Sellers in the event of any excess promptly after Buyer determines that the amount of the credit exceeds the amount of the applicable withholding or other such Taxes.

(H)           The Effective Time shall be 12:01 a.m. October 20, 2011 notwithstanding any other date contained on any ancillary closing document.

Except as otherwise provided herein, the terms and conditions of the Escrow Agreement remain in its full force and effect.

Very truly yours, SCHAWK USA INC. By:/s/A. Alex Sarkisian Name: A. Alex Sarkisian Title: Executive Vice President
AGREED TO this 19th day of October, 2011 LAGA, INC. By:/s/Mark Anthony Name: Mark Anthony Title: President